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Exhibit 10.21

STOCK PURCHASE AGREEMENT

Dated as of February 28, 2003

By and Among

UTI CORPORATION,

MEDICAL DEVICE MANUFACTURING, INC.,
(a wholly owned subsidiary of UTI Corporation)

CISA, Ltd.,

and

GIANCARLO GAGLIARDONI AND CESARE GAGLIARDONI

i

ii

iii

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement"), dated as of February 28, 2003, is entered into by and among Medical Device Manufacturing, Inc., a Colorado corporation ("Purchaser"), UTI Corporation, a Maryland corporation ("Parent") and each of CISA, Ltd., Giancarlo Gagliardoni and Cesare Gagliardoni (each hereafter individually referred to as a "Shareholder" and collectively referred to as the "Shareholders").

RECITALS

        A. The Purchaser desires to purchase and the Shareholders desire to sell all of the shares of capital stock of the Companies, as further described on Annex I to this Agreement, owned directly or indirectly by the Shareholders (such shares of Venusa USA referred to herein as the "USA Shares" and such shares of Venusa Mexico referred to herein as the "Mexico Shares"), on the terms and for the consideration described below (the "Acquisition").

        B. In connection with the Acquisition, and subject to the terms and conditions of this Agreement, the Parent has agreed to guarantee the obligations of Purchaser hereunder and the Purchaser has the right to pay a certain portion of the Earn-Out Consideration in UTI Preferred Stock.

        C. The Shareholders and the Purchaser desire to make certain representations and warranties and other agreements in connection with the Acquisition.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

        "2002 Earn-Out Amount" shall have the meaning set forth in Section 2.2(b) of this Agreement.

        "2003 Earn-Out Amount" shall have the meaning set forth in Section 2.2(b) of this Agreement.

        "2004 Earn-Out Amount" shall have the meaning set forth in Section 2.2(b) of this Agreement.

        "2002 EBITDA" shall mean the Companies' combined Adjusted EBITDA for the period between January 1, 2002 and December 31, 2002.

        "2003 EBITDA" shall mean the Companies' combined Adjusted EBITDA for the period between January 1, 2003 and December 31, 2003.

        "2004 EBITDA" shall mean the Companies' combined Adjusted EBITDA for the period between January 1, 2004 and December 31, 2004.

        "AAA" shall have the meaning set forth in Section 9.4(b) of this Agreement.

        "Accredited Investor" shall have the meaning given that term in Regulation D promulgated under the Securities Act.

        "Acquisition" shall have the meaning set forth in the Recitals to this Agreement.

        "Actions" shall mean any litigation and proceedings of any nature, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

        "Adjusted EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, all as determined in accordance with U.S. GAAP, applied on a consistent basis, and adjusted to exclude any extraordinary, one time or non-recurring items of earnings or expenses including, without limitation, costs and expenses of the Companies relating to this Agreement.

        "Adjustment Notice" shall have the meaning set forth in Section 2.2(c)(i) of this Agreement.

        "Affiliate" of a Person shall mean any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

        "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Assumed Leases" shall have the meaning set forth in Section 5.9 of this Agreement.

        "Auditor" shall have the meaning set forth in Section 2.2(c)(iii) of this Agreement.

        "Auditor's Report" shall have the meaning set forth in Section 2.2(c)(iii) of this Agreement.

        "Boston Scientific" shall mean Boston Scientific Corporation.

        "Boston Scientific Contract" shall mean that certain Purchase Agreement between Boston Scientific and Venusa USA dated as of December 1, 2000.

        "Business Notice" shall have the meaning set forth in Section 2.2(b)(i).

        "Capital Stock" shall mean collectively the USA Capital Stock and the Mexico Capital Stock.

        "Cedic" shall mean Cedic, s.r.l.

        "CERCLIS" shall have the meaning set forth in Section 3.20(e) of this Agreement.

        "Clean-up" shall mean any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in connection with the Release of Hazardous Materials.

        "Closing" shall have the meaning set forth in Section 2.3 of this Agreement.

        "Closing Adjustment" shall have the meaning set forth in Section 2.2(d) of this Agreement.

        "Closing Balance Sheet" shall mean a combined pro forma balance sheet for the Companies, determined in accordance with GAAP, as of the Closing Date delivered by the Shareholders to the Purchaser at Closing.

        "Closing Consideration" shall have the meaning set forth in Section 2.2(a) of this Agreement.

        "Closing Date" shall have the meaning set forth in Section 2.3 of this Agreement.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company" shall mean either Venusa USA or Venusa Mexico as the context requires.

        "Companies" shall mean both Venusa USA and Venusa Mexico collectively.

        "Companies Taxes" shall have the meaning set forth in Section 8.1 of this Agreement.

        "Computer Programs" shall mean (a) any and all computer software programs and software development tools, including all source and object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) all domain names and the content contained on the respective Internet site(s) and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

        "Contracts" shall mean all contracts, agreements, indentures, licenses, leases, commitments, arrangements, sales orders and purchase orders of every kind, whether written or oral.

        "Damages" shall mean, collectively, losses, Liabilities, costs, damages, assessments, sanctions, fines, penalties, claims and expenses (including reasonable fees and disbursements of counsel, consultants or experts and expenses of investigation) and, without limiting the generality of the foregoing, with regard to environmental matters shall also include specifically Clean-up costs, corrective action costs, natural resource damages, costs to comply with orders or injunctions, and damages or awards for property damage or personal injury, fines, penalties and costs for testing, and remediation costs, including those related to administrative review of site remediation.

        "Deductible" shall have the meaning set forth in Section 8.5(b) of this Agreement.

        "Direct Claim" shall have the meaning set forth in Section 8.4 of this Agreement.

        "Disclosure Schedules" shall mean the disclosure schedules delivered to the Purchaser by the Shareholders on or prior to the date of this Agreement.

        "Dispute" shall have the meaning set forth in Section 9.4(b) of this Agreement.

        "Dollars" and "$" shall mean United States dollars.

        "Earn-Out Consideration" shall mean the sum of the 2002 Earn-Out Amount, 2003 Earn-Out Amount and 2004 Earn-Out Amount.

        "Earn-Out Payment" shall have the meaning set forth in Section 2.2(b) of this Agreement.

        "El Paso Lease" shall mean that certain Standard Industrial/Commercial Multi-Tenant Lease—Modified Net, dated March 15, 1995, between Venusa USA and Louis Kennedy, as amended.

        "Employment Agreements" shall have the meaning set forth in Section 5.14 of this Agreement.

        "Employment Laws" shall mean all federal, state, local and municipal Laws in effect at or prior to Closing relating to employees, employment or dependent and subordinate relationships, dependent contractors and independent contractors and their employment, or rendition of services, including but not limited to taxation, health, labor, labor/management relations, occupational health and safety, pay equity, employment equity or discrimination, employment standards, benefits and workers' compensation.

        "Environment" shall mean the environment or natural environment as defined in any Environmental Laws, including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata and any sewer, publicly-owned treatment works, storm drain, and any septic, waste treatment, storage, or disposal system.

        "Environmental Laws" shall mean all applicable federal, state, local and municipal Laws in existence, enacted or in effect at or prior to Closing relating to pollution, natural resources, or the Environment or to Releases, threatened Releases or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, labeling, advertising, sale, display or handling of Hazardous Materials. "Environmental Laws" shall include, but not be limited to the following statutes and all rules and regulations relating thereto, all as amended and modified from time to time:

          (a)   The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. §§ 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act of 1976. 42 U.S.C. §§ et seq. ("RCRA"); the Clean Water Act 33 U.S.C. § 1321 et seq.; the Clean Air Act 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") 7 U.S.C. § 136 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq. ("TSCA"); and the Food, Drug and Cosmetic Act ("FDCA");

          (b)   The General Law of Ecological Balance and Environmental Protection, published in the Official Gazette on January 28, 1988, as amended (the "Environmental Act"); all regulations to the Environmental Act including, without limitation, all regulations in connection with prevention and control of air emissions, water pollution, environmental impact assessments, hazardous wastes, noise pollution, environmental audits and waste and drainage pollution prevention and control, and The Mexican Environmental Official Standards, as amended from time to time; and

          (c)   all similar state and local Laws.

        "Environmental Damages" shall mean Damages relating to or arising in any way from (a) Environmental Laws; (b) violations of or Liabilities pursuant to, and alleged violations of or Liabilities pursuant to Environmental Laws; (c) Releases; (d) Clean-up; (e) Litigation, proceedings, investigations, prosecutions, orders, citations, directives, information requests, notices of potential responsibility, or notices (written or oral) by any Person relating to any of the foregoing.

        "Environmental Permits" shall have the meaning set forth in Section 3.20(b) of this Agreement.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" shall have the meaning set forth in Section 3.19(a) of this Agreement.

        "ERISA Plans" shall have the meaning set forth in Section 3.19(a) of this Agreement.

        "Escrow Agreement" shall have the meaning set forth in Section 2.2(a) of this Agreement.

        "Escrow Funds" shall have the meaning set forth in Section 2.2(a) of this Agreement.

        "Estimated Net Working Capital" shall have the meaning set forth in Section 2.2(d) of this Agreement.

        "Former Real Property" shall mean any real property formerly owned, operated or leased by either Company.

        "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

        "Hazardous Materials" shall mean those substances, wastes, or materials that are regulated by or form the basis of liability under Environmental Laws and includes, without limitation, (a) any substances identified under any Environmental Law as a pollutant, contaminant, hazardous substance, or solid or hazardous waste, hazardous material or chemical substance or dangerous substance, (b) MTBE, petroleum or petroleum derived substance or waste, (c) asbestos or asbestos-containing material, (d) PCBs or PCB-containing materials or fluids, (e) any other substance with respect to which a Governmental Authority may require Clean-Up pursuant to any Environmental Law, (f) toxic mold, urea-formaldehyde, and methane and (g) any radioactive material or substance.

        "Indebtedness" shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any capital lease, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all guarantees by such Person of obligations of others and (g) any indebtedness or obligations of any kind of such Person to any Affiliate including, with respect to Venusa USA and Venusa Mexico and without limitation, any indebtedness or obligation to a Shareholder or Cedic, but not including any intercompany indebtedness or obligations between Venusa USA and Venusa Mexico.

        "Indemnifying Party" shall mean any Person or Persons required to provide indemnification under this Agreement.

        "Indemnitee" shall mean any Person or Persons entitled to indemnification under this Agreement.

        "Intellectual Property" shall mean all intellectual property rights including all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; copyrights, copyright registrations and applications; mask works and all applications, registrations and renewals in connection therewith; Computer Programs; product plans, technology, process engineering, drawings, schematic drawings, secret processes; proprietary knowledge, including without limitation, trade secrets, know-how, confidential information, proprietary processes and formulae.

        "Investigation" shall mean any investigation of any nature by any Governmental Authority.

        "IRS" shall mean the Internal Revenue Service of the United States or any successor entity.

        "Knowledge" with respect to any particular representation or warranty contained in this Agreement, when used to apply to the "Knowledge" of the Companies, shall be deemed to be followed by the phrase "after due inquiry" and shall mean the actual knowledge, after due inquiry, of the Shareholders and each of Linda Bell, Ross Magladry, John Ivan and Michael Shea.

        "Laws" shall mean statutes, treaties, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.

        "Leased Real Property" shall have the meaning set forth in Section 3.13(a) of this Agreement.

        "Lenders" shall mean the Persons who provide or shall provide interest-bearing loans to the Parent or its Affiliates.

        "Liability" or "Liabilities" shall mean debts, liabilities or obligations of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

        "Licenses" shall have the meaning set forth in Section 3.11(d) of this Agreement.

        "Lien" shall mean any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature and in the case of securities any put, call or similar right of a third party with respect to such securities.

        "Litigation" shall mean any litigation, legal action, arbitration, proceeding, material demand, material claim or investigation pending, or to the Knowledge of the Companies threatened, against or brought by either of the Companies or, where it may affect either of the Companies, against or brought by any of the Shareholders, or, to the Knowledge of the Companies, the Companies' present or former employees or independent contractors affiliated at any time with any of the Shareholders or the Companies.

        "Major Transaction Adjustment" shall have the meaning set forth in Section 2.2(b)(i) of this Agreement.

        "Major Transaction Notice" shall have the meaning set forth in Section 2.2(b)(i) of this Agreement.

        "Maquila Law" shall have the meaning set forth in Section 3.29 of this Agreement.

        "Maquila Program" shall have the meaning set forth in Section 3.29 of this Agreement.

        "Material Adverse Effect" shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate, a material adverse effect on or change in (a) any of the business, condition (financial or otherwise), operations, assets or liabilities of the Companies taken as a whole excluding any effect, to the extent it results in a substantially similar effect on companies operating in the medical device manufacturing industry generally, arising from events, circumstances or developments (i) generally applicable to the medical device manufacturing industry, (ii) generally applicable to the economy as a whole or (iii) arising in connection with war, armed conflicts, terrorist acts or similar external events; (b) the legality or enforceability against the Companies or the Shareholders of this Agreement or (c) the ability of either of the Companies or any Shareholder to perform his, her or its obligations and to consummate the transactions under this Agreement. For purposes of clause (a) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Companies would reasonably be expected to have $50,000 in the aggregate or more in Damages being asserted against, imposed upon or sustained by the Companies shall constitute a Material Adverse Effect or change.

        "Material Contract" shall have the meaning set forth in Section 3.14(a) of this Agreement.

        "Mexican Employee Benefit Laws" shall mean all applicable federal, state, local and municipal Laws in existence, enacted or in effect in Mexico relating to employee benefit plans, programs, agreements or arrangements including, without limitation, any Laws in connection with employee bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciate right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other cafeteria, insurance, housing, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement.

        "Mexican GAAP" shall mean generally accepted accounting principles, in effect in the Republic of Mexico, as they may be modified from time to time.

        "Mexican Tax Laws" shall mean any Tax Laws in existence, enacted or in effect in the Republic of Mexico.

        "Mexico Balance Sheet" shall have the meaning set forth in Section 3.7 of this Agreement.

        "Mexico Balance Sheet Date" shall mean December 31, 2002.

        "Mexico Capital Stock" shall have the meaning set forth in Section 3.6 of this Agreement.

        "Mexico Shares" shall have the meaning set forth in the Recitals above.

        "Minimum Net Working Capital" shall mean Net Working Capital of Three Million, Three Hundred Thousand Dollars ($3,300,000).

        "Ministry of Finance" shall have the meaning set forth in Section 3.29 of this Agreement.

        "Net Working Capital" shall mean Venusa USA's current assets less current liabilities.

        "Non-Competition Agreements" shall have the meaning set forth in Section 5.13 of this Agreement.

        "Normalized 2003 EBITDA" shall have the meaning set forth in Section 2.2(b)(ii) of this Agreement.

        "Normalized 2004 EBITDA" shall have the meaning set forth in Section 2.2(b)(ii) of this Agreement.

        "NPL" shall have the meaning set forth in Section 3.20(e) of this Agreement.

        "NWC Adjustment Notice" shall have the meaning set forth in Section 2.2(d) of this Agreement.

        "NWC Objection Notice" shall have the meaning set forth in Section 2.2(d) of this Agreement.

        "NWC Objection Period" shall have the meaning set forth in Section 2.2(d) of this Agreement.

        "NWC Review Period" shall have the meaning set forth in Section 2,2(d) of this Agreement.

        "Objection Notice" shall have the meaning set forth in Section 2.2(c)(ii) of this Agreement.

        "Objection Period" shall have the meaning set forth in Section 2.2(c)(ii) of this Agreement.

        "Opinions" shall have the meaning set forth in Section 5.10 of this Agreement.

        "Parent" shall have the meaning set forth in the preamble to this Agreement.

        "PCB" shall have the meaning set forth in Section 3.20(d) of this Agreement.

        "Parent's Amended and Restated Articles of Incorporation" shall have the meaning set forth in Section 6.9 of this Agreement.

        "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.

        "Plans" shall have the meaning set forth in Section 3.19(a) of this Agreement.

        "Post-Closing Adjustment" shall have the meaning set forth in Section 2.2(d) of this Agreement.

        "Proposed Business Change(s)" shall have the meaning set forth in Section 2.2(b)(i).

        "Proposed Earn-Out Consideration" shall have the meaning set forth in Section 2.2(c)(i) of this Agreement.

        "Purchase Price" shall have the meaning set forth in Section 2.2(a) of this Agreement.

        "Purchaser" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Purchaser Indemnitee" shall have the meaning set forth in Section 8.1 of this Agreement.

        "Real Property" shall mean the Leased Real Property.

        "Release" shall mean the presence, spilling, leaking, disposing, discharging, emitting, depositing, injecting, migrating, leaching, escaping or any other release or threatened release, and whether intentional or unintentional, of any Hazardous Material.

        "Required Intellectual Property Consents" shall have the meaning set forth in Section 3.11(h).

        "Reviewed Closing Balance Sheet" shall have the meaning set forth in Section 2.2(d) of this Agreement.

        "Reviewed Net Working Capital" shall have the meaning set forth in Section 2.2(d) of this Agreement.

        "Review Period" shall have the meaning set forth in Section 2.2(c)(i) of this Agreement.

        "Shareholder Indemnitee" shall have the meaning set forth in Section 8.2 of this Agreement.

        "Shareholders" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Shares" shall mean collectively the USA Shares and the Mexico Shares as set forth in Annex I to this Agreement.

        "SPD" shall have the meaning set forth in Section 3.19(b)(iv) of this Agreement.

        "Standard Earn-Out Amount" shall have the meaning set forth in Section 2.2(b)(vi) of this Agreement.

        "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Companies.

        "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax or other taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

        "Tax Laws" shall mean all laws related to Taxes.

        "Tax Returns" shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

        "Third Party Claim" shall have the meaning set forth in Section 8.3(a) of this Agreement.

        "Treasury Regulations" shall mean the Income Tax Regulations, including any temporary regulations, from time to time promulgated under the Code.

        "Undisputed Earn-Out Amount" shall have the meaning set forth in Section 2.2(c)(iii) of this Agreement.

        "U.S. GAAP" shall mean generally accepted accounting principles, in effect in the United States, as they may be modified from time to time.

        "USA Balance Sheet" shall have the meaning set forth in Section 3.7 of this Agreement.

        "USA Balance Sheet Date" shall mean December 31, 2002.

        "USA Capital Stock" shall have the meaning set forth in Section 3.6 of this Agreement.

        "USA Shares" shall have the meaning set forth in the Recitals above.

        "UTI Common Stock" shall mean the common stock of the Parent, par value $0.01 per share.

        "UTI Preferred Stock" shall mean the Series A-7 convertible preferred stock of the Parent, par value $0.01 per share having the rights specified in the Parent's Amended and Restated Articles of Incorporation.

        "Venusa Mexico" shall mean Venusa de Mexico, S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of the Republic of Mexico, incorporated by public deed number 50 of Volume 5 dated August 28, 1996 before notary public number 18, Mr. Jorge Antonio Alverez Compean registered under No. 169 of the Commerce Section of the Public Registry of the Property and Commerce of Ciudad Juarez, Chihuahua, Mexico.

        "Venusa Mexico Financial Statements" shall have the meaning set forth in Section 3.7 of this Agreement.

        "Venusa USA" shall mean Venusa, Ltd., a New York corporation.

        "Venusa USA Financial Statements" shall have the meaning set forth in Section 3.7 of this Agreement.

        "Withholding Certificate" shall have the meaning set forth in Section 5.21 of this Agreement.

        Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Annexes, Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Annex, Section, Exhibit or Schedule and terms defined in any Annex, Section, Exhibit or Schedule shall have the same meanings when used in this Agreement or in any other Annex, Section, Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context expressly provides otherwise.

ARTICLE II

PURCHASE AND SALE

        Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Shareholders will sell to the Purchaser, and the Purchaser shall purchase from the Shareholders, the Shares as of the Closing Date as set forth in Annex I for the Purchase Price set forth in Section 2.2 below.

        Section 2.2 Purchase Price.

          (a)   The aggregate consideration to the Shareholders shall be equal to (w) Fifteen Million Dollars ($15,000,000) minus any Closing Adjustment pursuant to Section 2.2(d) below (collectively, the "Closing Consideration") (x) plus any Earn-Out Consideration calculated in accordance with Section 2.2(b) below, (y) minus the amount of any Indebtedness of the Companies paid by Purchaser pursuant to Section 5.9 below and (z) the amount of any Post-Closing Adjustment pursuant to Section 2.2(d) below (collectively, items (w), (x), (y) and (z) are referred to herein as the "Purchase Price"). The Purchase Price shall be allocated to each Shareholder in the manner and amounts described in Annex I. The Closing Consideration, less the amount of the Escrow Funds, shall be payable in cash by wire transfer of immediately available federal funds to an account to be designated by each Shareholder. Purchaser shall deposit Five Hundred Thousand Dollars ($500,000) of the Closing Consideration (the "Escrow Funds") into escrow in accordance with the terms of an escrow agreement (the "Escrow Agreement"), in the form of Exhibit A to this Agreement, for purposes of (A) indemnifying any Purchaser Indemnitee for any Damages for which any such Purchaser Indemnitee is entitled to indemnification pursuant to the terms of this Agreement and (B) at Purchaser's election, payment of any Purchase Price adjustment pursuant to

  Section 2.2(d) below. The Escrow Funds shall be held by the escrow agent and released to Purchaser and/or the Shareholders in accordance with the terms of the Escrow Agreement.

          (b)   Subject to the limitations set forth in this Section 2.2(b), all Earn-Out Consideration shall be paid as described below.

            (i)    During the period between the Closing and December 31, 2004, if the Shareholders believe that any proposed action by Purchaser to alter the business operations of Venusa USA and/or Venusa Mexico in connection with any intercompany transaction between Venusa USA or Venusa Mexico and Purchaser or any of its Subsidiaries (each a "Proposed Business Change" and, collectively, the "Proposed Business Changes") will result in a reduction in Adjusted EBITDA, the Shareholders shall have the right, but not the obligation, to deliver a written notice to Purchaser (the "Business Notice") describing (A) the Proposed Business Change, (B) an estimate of the reduction to Adjusted EBITDA Shareholders expect to result from such Proposed Business Change and (C) Shareholders' proposed actions to be taken by Venusa USA or Venusa Mexico to mitigate such reduction. Notwithstanding the foregoing, any failure by the Shareholders to deliver a Business Notice to Purchaser with respect to any Proposed Business Change shall not affect the Shareholders' right to reference such Proposed Business Change in connection with the consultations described in Section 2.2(b)(ii) below. Purchaser shall have the right to respond in writing to any Business Notice with its decision on whether it will implement the Proposed Business Change and what, if any, actions will be taken by Purchaser to mitigate a possible reduction to Adjusted EBITDA; provided, however, that no failure of the Purchaser to respond or any other provision of this Section 2.2(b) shall be interpreted to require Purchaser to take or modify any action with respect to any Proposed Business Change or be deemed acquiescence by Purchaser that such Proposed Business change should result in any normalization of Adjusted EBITDA as described in Section 2.2(b)(ii) below.

            During the period between the Closing and December 31, 2004, if Purchaser intends to (A) sell all of the capital stock or substantially all of the assets of either Venusa USA or Venusa Mexico to any party other than an Affiliate of Parent or Purchaser (other than in connection with a merger, sale of the capital stock or substantially all the assets of Purchaser or Parent) or (B) cease all manufacturing operations of Venusa Mexico, Purchaser shall deliver a written notice (the "Major Transaction Notice") to the Shareholders stating the form and expected closing or effective date of the proposed transaction and proposing a method for normalizing Adjusted EBITDA for the 2003 EBITDA and/or 2004 EBITDA, as applicable, or otherwise giving the Shareholders the benefit of the 2003 EBITDA and/or 2004 EBITDA in connection with such proposed transaction (the "Major Transaction Adjustment"). Within ten (10) business days of Purchaser's delivery of a Major Transaction Notice, Purchaser and the Shareholders shall meet to discuss Purchaser's proposed Major Transaction Adjustment. If Purchaser and the Shareholders are unable to reach agreement on a Major Transaction Adjustment within twenty (20) business days after Purchaser's delivery of a Major Transaction Notice to the Shareholders, the matter shall be referred to an Auditor which shall follow the procedures set forth in Section 2.2(c)(iii) to determine the final Major Transaction Adjustment.

            Parent shall provide the Shareholders with monthly financial reports on the business of the Companies substantially similar to those reports produced by the Companies as of the Closing Date. Purchaser and Parent acknowledge and agree that employees of the Companies may report to the Shareholders facts and circumstances relating to the business of the Companies that directly relate to Proposed Business Changes. Employees of the Companies shall be entitled to report such facts and circumstances to the Shareholders notwithstanding any confidentiality agreement with or duty owed to the Companies, Purchaser or Parent.

    Purchaser and Parent agree that such reporting in accordance with the terms hereof shall not constitute a breach of any such agreement or duty and that neither the Companies, Purchaser nor Parent shall retaliate in any way against an employee for making such disclosures to a Shareholder. The Shareholders understand that some or all of the information contained in such reports may be proprietary or confidential to the Companies, Purchaser or Parent and agree to keep such information confidential in accordance with the terms of this Agreement.

            (ii)   No later than each of March 31, 2003, March 31, 2004 and March 31, 2005, Parent's independent auditor shall have calculated and delivered to the Purchaser and the Shareholders the 2002 EBITDA, 2003 EBITDA and 2004 EBITDA, respectively. Within five (5) business days of the delivery of each of the 2003 EBITDA and 2004 EBITDA, Purchaser and the Shareholders shall review the Business Notices delivered by the Shareholders to Purchaser during the applicable fiscal year and consult with each other and their respective advisors to determine what, if any, adjustments should be made to the 2003 EBITDA or 2004 EBITDA, as appropriate, to normalize the applicable Adjusted EBITDA to account for matters described in the Business Notices and any other facts or circumstances relating to the business operations of Venusa USA and Venusa Mexico during the applicable fiscal year (the 2003 EBITDA and 2004 EBITDA once so reviewed and to extent, if any, that they are normalized as described in this Section 2.2(b)(ii) and/or by any Major Transaction Adjustment are referred to herein as the "Normalized 2003 EBITDA" and "Normalized 2004 EBITDA" respectively); provided that nothing in this Section 2.2(b) shall be interpreted to require (A) giving any effect to any Business Notice in connection with any normalization of Adjusted EBITDA, (B) excluding any fact or circumstance not included in a Business Notice in connection with any normalization of Adjusted EBITDA or (C) making any modification to Adjusted EBITDA at all. If Purchaser and the Shareholders are unable to agree to the extent, if any, that any Adjusted EBITDA should be normalized within thirty (30) days of the date such consultations begin, the matter shall be referred to the Auditor which shall follow the procedures set forth in Section 2.2(c)(iii) below to determine to what extent, if at all, the Adjusted EBITDA in dispute should be normalized as described in this Section 2.2(b). The Auditor's determination of the Normalized 2003 EBITDA and/or Normalized 2004 EBITDA shall be final.

            (iii)  Within five (5) business days of the final determination of 2002 EBITDA, Normalized 2003 EBITDA and Normalized 2004 EBITDA, the Purchaser shall calculate the 2002 Earn-Out Amount, 2003 Earn-Out Amount and 2004 Earn-Out Amount, respectively, if any, in accordance with this Section 2.2(b) and have delivered such calculations to the Shareholders. The "2002 Earn-Out Amount" shall be equal to six (6) times the amount, if any, by which the 2002 EBITDA exceeds Two Million, Five Hundred Thousand Dollars ($2,500,000). The "2003 Earn-Out Amount" shall be equal to six (6) times the amount, if any, by which the Normalized 2003 EBITDA exceeds the greater of (A) the 2002 EBITDA or (B) Two Million, Five Hundred Thousand Dollars ($2,500,000). The "2004 Earn-Out Amount" shall be equal to six (6) times the amount, if any, by which the Normalized 2004 EBITDA exceeds the greater of (x) the Normalized 2003 EBITDA or (y) Three Million Dollars ($3,000,000). Notwithstanding the foregoing, in no event shall the 2004 Earn-Out Amount exceed Six Million Dollars ($6,000,000). No later than May 31, 2004, Purchaser shall (x) if claims by Purchaser for indemnification under Article VIII pending on the payment date exceed the balance of the funds in escrow under the Escrow Agreement, deposit an amount equal to the lesser of the amount by which such claims exceed the balance of funds in escrow under the Escrow Agreement or Five Hundred Thousand Dollars ($500,000) of any 2002 Earn-Out Amount (in the same proportion of cash and UTI Preferred Stock as the total 2002 Earn-Out Amount is paid) into escrow in accordance with the terms of the Escrow Agreement and such amount shall be deemed additional Escrow Funds to be governed by the terms and conditions of the Escrow Agreement and (y) pay any remaining 2002 Earn-Out Amount payable in accordance with this Agreement; provided, however, that the Shareholders shall receive the benefit of the dividend associated with any UTI Preferred Stock that would be included in the 2002 Earn-Out Amount as if such UTI Preferred Stock had been issued on May 31, 2003 (solely for purposes of determining such benefit, if the percentage of UTI Preferred Stock actually paid in connection with the 2002 Earn-Out Amount is less than fifty percent (50%) of the 2002 Earn-Out Amount, it shall be assumed that fifty percent (50%) of the 2002 Earn-Out Amount is paid in UTI Preferred Stock, provided that Purchaser retains the right to determine the amount of 2002 Earn-Out Amount actually paid in UTI Preferred Stock at the time of such payment in accordance with Section 2.2(b)(iv) below). Purchaser shall pay 2003 Earn-Out Amount and/or 2004 Earn-Out Amount payable in accordance with this Agreement (each such payment, together with the 2002 Earn-Out Payment, an "Earn-Out Payment"), less any Undisputed Earn-Out Amount already paid, within 30 days of the date of the final determination of such Earn-Out Payment in accordance with this Section 2.2(b) or Section 2.2(c) below.

            (iv)  Each Earn-Out Payment, less the amount of any Employee Earn-Out to be paid directly by Purchaser, shall be allocated to each Shareholder in the manner and amounts described in Annex I. Subject to Sections 2.2(b)(iii) above and 2.2(b)(vi) below, no less than twenty-five percent (25%) and no greater than seventy-five percent (75%), the exact percentage to be determined by Purchaser in its sole discretion, shall be paid in shares of UTI Preferred Stock issued to the Shareholders, the aggregate number of which shall be equal to such percentage multiplied by the Earn-Out Payment, divided by $14.72. The remainder of each Earn-Out Payment shall be paid in cash by wire transfer of immediately available federal funds to an account to be designated by each Shareholder.

            (v)   Purchaser understands and agrees that the Shareholders have decided to assign a part of their right to any Earn-Out Payment (collectively, the "Employee Earn-Out") to certain employees of the Companies. The percentage of each Earn-Out Payment to be included in the Employee Earn-Out and the employees to whom it will be distributed are listed in Exhibit K to this Agreement. To the extent that Purchaser is obligated to make any Earn-Out Payment in accordance with the terms of this Agreement, Purchaser shall pay the Employee Earn-Out to Venusa USA for distribution to such employees pursuant to the form of employee benefit plan attached to Exhibit K to this Agreement. Except as set forth in this Section 2.2(b)(v), no Shareholder shall enter into any agreement to assign or otherwise transfer all or any part of such Shareholder's rights in any Earn-Out Consideration without the prior written consent of Purchaser, in its discretion, to such assignment or transfer and the terms and conditions thereof.

            (vi)  If the Parent or its successor closes an initial public offering of its capital stock at any time after the Closing Date, Purchaser, at its sole option, shall have the right to pay any Earn-Out Payment paid to the Shareholders thereafter solely in cash. The amount of any such Earn-Out Payment paid solely in cash shall be equal to (A) seventy-five percent (75%) of the Earn-Out Payment calculated in the manner set forth in Section 2.2(b)(i) above (the "Standard Earn-Out Amount") plus (B) twenty-five percent (25%) of the Standard Earn-Out Amount divided by $14.72 (adjusted as required to account for any conversion ratio associated with the UTI Preferred Stock on the date of the closing of Purchaser's initial public offering) multiplied by the numeric average of the closing price per share of UTI Common Stock, taken on the exchange or national market where it trades on the date of such payment, over the twenty (20) trading days immediately prior to the date of such payment.

          (c)   If the Shareholders disagree with any Earn-Out Payment calculated by the Purchaser, the following procedure shall be employed:

            (i)    The Shareholders shall have until thirty (30) days after the Purchaser's delivery of the Earn-Out Payment calculation pursuant to Section 2.2(b) (the "Review Period") to review Purchaser's determination of the Earn-Out Payment. During the Review Period, at the request of the Shareholders, the Parent shall cause its independent auditor to provide the Shareholders all back-up financial information and working papers and the like that the Shareholders may reasonably request. Any requested adjustments to the Earn-Out Payment determination shall be made by written notice to the Purchaser, signed by all the Shareholders, within the Review Period (an "Adjustment Notice"), setting forth (A) the Shareholders' objections to Purchaser's determination of the Earn-Out Payment and (B) the Shareholders' determination of the Earn-Out Payment (the "Proposed Earn-Out Payment"). If the Shareholders does not deliver an Adjustment Notice to Purchaser within the Review Period, then the Purchaser's determination of the Earn-Out Payment shall be final and binding on the parties.

            (ii)   To the extent that the Purchaser has any objection to the Proposed Earn-Out Payment, such objection shall be made by a written notice to the Shareholders that sets forth the basis for such objection (the "Objection Notice") within thirty (30) days after delivery of an Adjustment Notice (the "Objection Period"). If the Purchaser does not object to the Proposed Earn-Out Payment within the Objection Period, then the Proposed Earn-Out Payment shall be final and binding on the parties.

            (iii)  If the Purchaser delivers an Objection Notice in response to any Adjustment Notice delivered by the Shareholders, and the Shareholders and the Purchaser are unable to agree upon the amount of any Proposed Earn-Out Payment within ten (10) days after receipt of the Objection Notice, then an auditor (a nationally recognized accounting firm other than the Parent's independent auditor, mutually acceptable to the parties) (the "Auditor") shall be requested to conduct a review and determine the amount of the Earn-Out Payment. The Auditor shall be instructed to complete its review within 45 days of being engaged. The Parent shall use its reasonable best efforts to cause its independent auditor to deliver to the Auditor all information reasonably requested by the Auditor. The Auditor shall be instructed in performing such review that the Purchaser and the Shareholders shall each be provided with copies of any and all correspondence and drafts distributed to any party. The Shareholders and the Purchaser shall be granted reasonable access to all documents made available to the Auditor by the other party, provided that any information contained in such documents shall be subject to the confidentiality provisions set forth in this Agreement. The Auditor shall promptly deliver copies of its report to the Purchaser and the Shareholders, setting forth its determination of the Earn-Out Payment (the "Auditor's Report"). The Auditor's Report shall be conclusive and binding upon both the Purchaser and the Shareholders and the Earn-Out Payment shall be paid in accordance with Section 2.2(b). Fifty percent of the costs and expenses of the Auditor and the Auditor's Report contemplated by this Section shall be borne by the Purchaser, and the remainder of such costs shall be borne by the Shareholders pro rata in accordance with their former holdings of Shares as of the Closing Date as set forth in Annex I. If the Auditor does not deliver the Auditor's Report within 45 days of the date it is engaged, Purchaser shall pay the Shareholders any amount of the Earn-Out Payment that is not in dispute (the "Undisputed Earn-Out Amount") within two business days of the end of such 45 day period.

          (d)   The Purchase Price shall be adjusted based on the Net Working Capital as set forth in this Section 2.2(d).

            (i)    At the Closing, the Shareholders shall deliver the Closing Balance Sheet to the Purchaser together with the Shareholders' calculation of the Net Working Capital based on the Closing Balance Sheet (the "Estimated Net Working Capital"). If the Minimum Net Working Capital exceeds the Estimated Net Working Capital, the Closing Consideration shall be reduced by the amount by which the Minimum Net Working Capital exceeds the Estimated Net Working Capital (the "Closing Adjustment").

            (ii)   Within sixty (60) days of the Closing Date, the Parent shall cause its independent auditor to review the Closing Balance Sheet. Based on such review, the Parent's independent auditor shall deliver a reviewed balance sheet as of the Closing Date (the "Reviewed Balance Sheet"), and a calculation of the reviewed Net Working Capital based on the Reviewed Balance Sheet (the "Reviewed Net Working Capital"). Subject to the procedure set forth in Section 2.2(d)(iii) below, the Purchase Price shall be subject to the following adjustment (the "Post-Closing Adjustment"), based on any difference between the Minimum Net Working Capital and Reviewed Net Working Capital:

              (A)  if the Minimum Net Working Capital exceeds the Reviewed Net Working Capital and no Closing Adjustment was made, the Escrow Agent shall pay the Purchaser from the Escrow Funds the difference between the Minimum Net Working Capital and the Reviewed Net Working Capital pursuant to the terms of the Escrow Agreement;

              (B)  if the Minimum Net Working Capital exceeds the Reviewed Net Working Capital and the Reviewed Net Working Capital is less than the Estimated Net Working Capital, the Escrow Agent shall pay the Purchaser from the Escrow Funds the lesser of (1) the difference between the Estimated Net Working Capital and the Reviewed Net Working Capital or (2) the difference between the Minimum Net Working Capital and the Reviewed Net Working Capital pursuant to the terms of the Escrow Agreement;

              (C)  if the Reviewed Net Working Capital is greater than the Estimated Net Working Capital, the Purchaser shall pay the Shareholders, within thirty (30) days of the determination of the Post-Closing Adjustment and allocated in the manner and amounts set forth on Annex I, the difference between the Reviewed Net Working Capital and the Estimated Net Working Capital, provided, however, that in no event shall such payment exceed the amount of the Closing Adjustment;

              (D)  otherwise, the Purchase Price shall not be adjusted pursuant to this Section 2.2(d).

            (iii)  If the Shareholders disagree with the Reviewed Closing Balance Sheet or the calculation of the Reviewed Net Working Capital prepared by Parent's independent auditor, the following procedure shall be employed:

              (A)  The Shareholders shall have until thirty (30) days after the Purchaser's delivery of the Reviewed Closing Balance Sheet and Reviewed Net Working Capital pursuant to Section 2.2(d)(ii) (the "NWC Review Period") to review such Reviewed Closing Balance Sheet and Reviewed Net Working Capital. During the NWC Review Period, at the request of the Shareholders, the Parent shall cause its independent auditor to provide the Shareholders all back-up financial information and working papers and the like which the Shareholders may reasonably request. Any requested adjustments to the balance sheet and/or calculation shall be made by written notice to the Purchaser, signed by all the Shareholders, within the NWC Review Period (an "NWC Adjustment Notice"), setting forth (1) the Shareholders' objections and (2) the Shareholders' version of the Reviewed Closing Balance Sheet and calculation of the Reviewed Net Working Capital. If the Shareholders do not deliver a NWC Adjustment Notice to Purchaser within the NWC

      Review Period, then the Reviewed Closing Balance Sheet and the Reviewed Net Working Capital delivered by Purchaser shall be final and binding on the parties.

              (B)  To the extent that the Purchaser has any objection to the Shareholders' version of the Reviewed Closing Balance Sheet and calculation of the Reviewed Net Working Capital, such objection shall be made by a written notice to the Shareholders that sets for the basis for such objection (the "NWC Objection Notice") within thirty (30) days after delivery of an Adjustment Notice (the "NWC Objection Period"). If the Purchaser does not object to the Shareholders' version of the Reviewed Closing Balance Sheet and Reviewed Net Working Capital within the NWC Objection Period, then the Shareholders' version of the Reviewed Closing Balance Sheet and Reviewed Net Working Capital shall be final and binding on the parties.

              (C)  If the Purchaser delivers an NWC Objection Notice in response to any NWC Adjustment Notice delivered by the Shareholders, and the Shareholders and the Purchaser are unable to agree upon a Reviewed Closing Balance Sheet and Reviewed Net Working Capital within ten (10) days after receipt of the NWC Objection Notice, then the Auditor shall be requested to conduct a review and determine the Reviewed Closing Balance Sheet and calculate the Reviewed Net Working Capital. The Parent shall use its reasonable best efforts to its independent auditor to deliver to the Auditor all information reasonably requested by the Auditor. The Auditor shall be instructed in performing such review that the Purchaser and the Shareholders shall each be provided with copies of any and all correspondence and drafts distributed to any party. The Shareholders and the Purchaser shall be granted reasonable access to all documents made available to the Auditor by the other party, provided that any information contained in such documents shall be subject to the confidentiality provisions set forth in this Agreement. The Auditor shall promptly deliver copies of its report to the Purchaser and the Shareholders, setting forth its determination of the Reviewed Closing Balance Sheet and calculation of the Reviewed Net Working Capital which shall be conclusive and binding upon both the Purchaser and the Shareholders.

        Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place upon the satisfaction or waiver of the conditions set forth in Articles V and VI of this Agreement or at such other time as the parties agree (the "Closing Date"). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, CO 80202. Failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

        Section 2.4 Closing Deliveries. At the Closing:

          (a)   The Shareholders shall deliver or cause to be delivered to the Purchaser the following:

            (i)    (x) certificates representing the Shares owned by the Shareholders as of the Closing Date, as set forth on Annex I, duly endorsed by the appropriate Shareholder, for transfer to the Purchaser, in the case of Venusa Mexico, or accompanied by duly executed stock powers, in either case executed in blank and otherwise in a form acceptable for transfer on the books of the Companies or, as the case may be, (y) share transfer agreements whereby the Shares owned by the Shareholders as of the Closing Date, as set forth on Annex I, are transferred to the Purchaser, and newly issued share certificates representing Purchaser's ownership of all such transferred Shares;

            (ii)   the certificates pursuant Section 5.7;

            (iii)  the resignations of the Companies' directors and officers, pursuant to Section 5.11;

            (iv)  the stock books, stock ledgers, minute books and corporate seals of the Companies, which shall include any and all entries, records or registrations required for the validity or effectiveness of the transactions provided in this Agreement pursuant to applicable Laws;

            (v)   any authorizations, consents or approvals required pursuant to Section 5.4;

            (vi)  the Noncompetition Agreements pursuant to Section 5.13;

            (vii) the Employment Agreements pursuant to Section 5.14;

            (viii) pursuant to Section 5.8, the documents set forth therein;

            (ix)  the Opinions pursuant to Section 5.10;

            (x)   the Closing Balance Sheet; and

            (xi)  the Withholding Certificate.

          (b)   The Purchaser shall deliver or cause to be delivered to the Shareholders the following:

            (i)    the Closing Consideration;

            (ii)   the certificate pursuant to Section 6.5;

            (iii)  any authorizations, consents and approvals required pursuant to Section 6.3;

            (iv)  the Employment Agreements pursuant to Section 6.6;

            (v)   the Non-Competition Agreements pursuant to Section 6.7; and

            (vi)  pursuant to Section 6.8, the documents set forth therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each of the Shareholders jointly and severally represent and warrant to the Purchaser as set forth in this Article III.

        Section 3.1 Corporate Organization. Venusa USA is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Venusa Mexico is a sociedad anónima de capital variable duly organized, validly existing and in good standing under the laws of the Republic of Mexico. CISA, Ltd. is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, B.C.C. Neither of the Companies has any Subsidiaries or any direct or indirect ownership interest in any Person. Venusa USA is qualified to do business in the jurisdictions set forth in Schedule 3.1. Each of the Companies has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. Each of the Companies has delivered to the Purchaser complete and correct copies of the Company's charter and other organizational documents and all amendments thereto to the date hereof.

        Section 3.2 Indebtedness. As of the Closing, neither Company has any Indebtedness other than the Assumed Leases.

        Section 3.3 Authorization, Etc.. Each Shareholder has full power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Each Shareholder has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings or other action on the part of the Companies or any Shareholder is necessary to approve and authorize the execution, delivery and performance by the Shareholders of this Agreement and the documents and instruments contemplated hereby or the consummation by the Companies and the Shareholders of the transactions contemplated hereby or thereby. This Agreement constitutes a legal, valid and binding agreement of each Shareholder, enforceable against each Shareholder in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.4 No Conflict. Neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Shareholders pursuant hereto, nor the consummation by the Companies or the Shareholders of the transactions contemplated hereby or thereby, nor compliance by the Companies or the Shareholders with any of the provisions hereof or thereof shall (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Companies or any Shareholder, (b) except as set forth on Schedule 3.4, constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the Companies' assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Companies, (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Companies or the Shareholders or to which any of their properties or assets may be bound or (d) result in triggering of any right of first refusal or other right under any agreement to which the Companies or the Shareholders are a party.

        Section 3.5 Governmental Consents. Except as set forth on Schedule 3.5, no consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Shareholders and the Companies.

        Section 3.6 Capital Stock. As of the date hereof, the authorized capital stock of Venusa USA consists solely of 1,000 shares of common stock, without par value, of which 70 shares are issued and outstanding (collectively, the "USA Capital Stock"). As of the date hereof, the authorized capital stock of Venusa Mexico consists solely of 192 shares of common stock, with a par value of Five Hundred Pesos per share, of which 192 shares are issued and outstanding (collectively, the "Mexico Capital Stock"). Other than the Shares, there is no other capital stock of the Companies issued and outstanding. Except as set forth on Schedule 3.6, there are no outstanding subscriptions, options, warrants, calls, rights, Contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any Capital Stock, including any rights of conversion or exchange under any outstanding securities or other instruments. All of the Shares have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights. Annex I sets forth the name of each Shareholder and the number of Shares owned by such Shareholder as of the date hereof. All such Shares are owned by such Shareholder free and clear of all Liens.

        Section 3.7 Financial Statements.

          (a)   Venusa USA has delivered to the Purchaser the Venusa USA Financial Statements. For the purposes of this Agreement, "Venusa USA Financial Statements" shall mean: Venusa USA's (i) unaudited balance sheet (the "USA Balance Sheet") as of December 31, 2002, and the related statement of income and cash flows for the fiscal year then ended; and (ii) compiled balance sheets as of December 31, 2001 and December 31, 2000 and the related statements of income and cash flow for the respective fiscal years then ended. The Venusa USA Financial Statements are in accordance with the books and records of Venusa USA (which books and records are correct and complete), and fairly present the financial position of Venusa USA and its results of operations in all respects as of and for the periods indicated in accordance with U.S. GAAP and have been prepared in accordance with GAAP consistently applied, subject in the case of the unaudited Financial Statements, to normal and customary year-end adjustments (which are not anticipated to be material) and the absence of footnotes.

          (b)   Venusa Mexico has delivered to the Purchaser the Venusa Mexico Financial Statements. For the purposes of this Agreement, "Venusa Mexico Financial Statements" shall mean: Venusa Mexico's (a) unaudited balance sheet (the "Mexico Balance Sheet") as of December 31, 2002, and the related statement of income and cash flows for the fiscal year then ended; and (b) audited balance sheets as of December 31, 2001 and December 31, 2000 and the related statements of income and cash flow for the respective fiscal years then ended. The Venusa Mexico Financial Statements are in accordance with the books and records of Venusa Mexico (which books and records are correct and complete), and fairly present the financial position of Venusa Mexico and its results of Operations in all respects as of and for the periods indicated in accordance with Mexican GAAP and have been prepared in accordance with Mexican GAAP consistently applied, subject in the case of the unaudited Financial Statements, to normal and customary year-end adjustments (which are not anticipated to be material) and the absence of footnotes.

        Section 3.8 Absence of Certain Changes or Events. Since the Mexico Balance Sheet Date with respect to Venusa Mexico and the USA Balance Sheet Date with respect to Venusa USA, except as set forth on Schedule 3.8, (a) each of the Companies has conducted its business only in the ordinary course and consistent with past business practices, (b) there has not been any developments or events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) except as contemplated in this Agreement, neither of the Companies has:

        (i)    adopted any amendment to its Articles of Incorporation, Bylaws or similar organization documents;

        (ii)   (A) sold, leased, transferred or disposed of any assets or rights other than in the ordinary course of business consistent with past business practices, which assets or rights do not involve more than $25,000 in the aggregate (B) incurred any Lien thereupon, except for Liens incurred in the ordinary course of business consistent with past business practices, which Liens would not in the aggregate exceed $25,000, (C) acquired or leased any assets or rights other than assets or rights in the ordinary course of business consistent with past business practices, that individually or in the aggregate would involve more than $25,000, or (D) entered into any commitment or transaction with respect to (A), (B) or (C) above;

        (iii)  (A) incurred, assumed or refinanced any Indebtedness or (B) made any loans, advances or capital contributions to, or investments in, any Person;

        (iv)  paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matures and become due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past business practices;

        (v)   (A) changed any of the accounting or tax principles, practices or methods used by the Companies, except as required by changes in applicable accounting standards or Tax Laws or (B) changed reserve amounts or policies;

        (vi)  entered into any employment Contract or other arrangement or made any change in the compensation payable or to become payable to any Shareholder or any of either Company's officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees who are not officers or Persons acting in a similar capacity or Affiliates in the ordinary course of business consistent with past business practices), or to Persons providing management services, entered into or amended any employment, severance, consulting, termination or other agreement or Plan or made any loans to any of its Affiliates, officers, employees, agents or consultants or Persons acting in a similar capacity or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Plan or otherwise;

        (vii) paid or made any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing Plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity; paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past business practices;

        (viii) entered into any collective bargaining agreement;

        (ix)  made any payments, loans, advances or other distributions (other than regular compensation payable to officers and employees or Persons acting in a similar capacity of the Companies in the ordinary course of business consistent with past business practices), or entered into any transaction, agreement or arrangement with, the Shareholders, either Company's Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

        (x)   made or authorized any capital expenditures, except in the ordinary course of business consistent with past business practices not in excess of $25,000 individually or $75,000 in the aggregate;

        (xi)  incurred any Taxes, except in the ordinary course of business consistent with past business practices;

        (xii) settled or compromised any Tax Liability or agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

        (xiii) failed to duly and timely file any Tax Return with the appropriate Governmental Authorities required to be filed by it in a true and complete and correct form or to timely pay all Taxes shown to be due thereon;

        (xiv) (A) entered into, amended, renewed or permitted the automatic renewal of, terminated or waived any right under, any Material Contract, or, except in the ordinary course of business consistent with past business practices, any other agreement or (B) took any action or failed to take any action that, with or without either notice or lapse of time, would constitute a default under any Material Contract;

        (xv) (A) made any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business consistent with past business practices;

        (xvi) failed to renew (at levels consistent with presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any default to exist or caused any breach under, or entered into (except for renewals in the ordinary course of business consistent with past business practices), any policy of insurance;

        (xvii) experienced any damage, destruction, or loss to its property not covered by insurance;

        (xviii) disposed of or permitted to lapse any Intellectual Property or granted any license or sublicense of any rights with respect to Intellectual Property;

        (xix) except in the ordinary course of business consistent with past business practices pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on Schedule 3.14 or as may be reasonably necessary to secure or protect intellectual or other property rights of the Companies, provided any confidential information to any Person other than the Purchaser or its Affiliates;

        (xx) suffered total or material partial loss of the business of any customers;

        (xxi) suffered a change in the normal operating balances of the either of the Company's inventory;

        (xxii) changed the compensation levels (including, without limitation, any bonus or formula for the calculation of any bonus) applicable to any class of the Companies' employees;

        (xxiii) paid any bonuses payable or to become payable to any of the Shareholders or any of the Companies' officers, employees, agents, consultants or Persons acting in a similar capacity, except such bonuses accrued for on the USA Balance Sheet or Mexico Balance Sheet and disclosed to Purchaser;

        (xxiv) declared, set aside or paid any dividend or made any distribution with respect to either of the Company's capital stock (whether in cash or in kind); or

        (xxv) cancelled, compromised, waived or released any right or claims.

        Section 3.9 No Undisclosed Liabilities. Neither of the Companies has any Liabilities except for such Liabilities as (a) are set forth on Schedule 3.9 hereto, (b) are reflected on the Venusa USA Financial Statements or the Venusa Mexico Financial Statements, (c) were incurred since the USA Balance Sheet Date with respect to Venusa USA or the Mexico Balance Sheet Date with respect to Venusa Mexico each in the ordinary course of business consistent with past business practices.

        Section 3.10 Property; Inventory.

          (a)   Except as set forth on Schedule 3.10, each of the Companies owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property and assets necessary or otherwise material to the conduct of its respective business as conducted on the Closing Date. Venusa USA has good title to all assets reflected on the Venusa USA Financial Statements or acquired since the USA Balance Sheet Date and Venusa Mexico has good title to all assets reflected on the Venusa Mexico Financial Statements or acquired since the Mexico Balance Sheet Date, free and clear of all Liens, except as set forth on Schedule 3.10, other than immaterial assets disposed of since the USA Balance Sheet Date or Mexico Balance Sheet Date, respectively, in the ordinary course of business consistent with past business practices. Except as set forth on Schedule 3.10, such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry and are suitable for their present uses.

          (b)   Schedule 3.10 sets forth by office location as of the date hereof, a complete and accurate list of all furniture, equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by the Companies in connection with their businesses as currently conducted and which have an initial book value in excess of $5,000 per item. Except as set forth on Schedule 3.10, no such tangible personal property is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or subject to any Liens or encumbrances, or is located other than in the possession of the Companies.

          (c)   The Companies' inventories consist of raw materials and consignment and finished goods salable by the Companies in the ordinary course of business, subject to the reserves referred to in the last sentence of this Section 3.10(c). The Companies' work in process is usable in the ordinary course of business. The USA Financial Statements and Mexico Financial Statements reflect an adequate reserve for all inventory and work in process of Venusa USA and Venusa Mexico, respectively, that is slow moving, as determined in accordance with the Companies' customary practices, or is obsolete, damaged or defective.

          (d)   Schedule 3.10(d) sets forth the current inventory held by Venusa USA and Venusa Mexico in connection with manufacturing performed on behalf of Boston Scientific. The Companies are not required to purchase in excess of six weeks of inventory at expected usage rates (which inventory is valued at, in the aggregate, not more than $2,500,000) in connection with the Boston Scientific Contract or, to the extent such inventory exceeds six weeks of expected usage or $2,500,000 in value, any such excess can be obtained from Boston Scientific on extended payment terms.

        Section 3.11 Intellectual Property.

          (a)   Except as set forth on Schedule 3.11(a), each of the Companies is the sole and exclusive owner of, or has the valid right to use, sell and license, free and clear of all Liens, all Intellectual Property material to or used in the conduct of its business as conducted on the Closing Date. Schedule 3.11(a) sets forth a complete and accurate list (including whether the Companies are the owner or licensee thereof) of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications, (iii) copyright registrations and applications and (iv) material unregistered copyrights, service marks, trademarks and trade names, each as owned or licensed by the Companies. One or the other of the Companies is currently listed in the records of the appropriate federal, state or local agency as the sole owner of record for each owned application and registration listed on Schedule 3.11(a).

          (b)   Each item of Intellectual Property listed on Schedule 3.11(a) is valid and subsisting, in full force and effect in all respects, and has not been canceled, expired or abandoned. One or the other of the Companies possesses all right, title and interest in and to each such item free and clear of all Liens, except as set forth on Schedule 3.11(b). There is no pending, existing, or to the Knowledge of the Companies, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the items listed on Schedule 3.11(a) or the Intellectual Property used in the business of the Companies as conducted as of the Closing Date.

          (c)   Schedule 3.11(c) lists all of the Computer Programs other than off-the-shelf applications that are owned, licensed, leased or otherwise used by the Companies in connection with the operation of its businesses as conducted on the Closing Date, and identifies which is owned, licensed, leased or otherwise used, as the case may be. Each Computer Program listed on Schedule 3.11(c) is either (i) owned by one of the Companies, (ii) currently in the public domain or otherwise available to the Companies without the license, lease or consent of any third party or (iii) used under rights granted to each of the Companies using such Computer Programs pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is set forth on Schedule 3.11(c). The Companies use the Computer Programs set forth on Schedule 3.11(c) in connection with the operation of their businesses as conducted on the date hereof and such use does not violate the rights of any third party. All Computer Programs set forth in Schedule 3.11(c) were developed by (x) employees of the Companies within the scope of their employment, (y) third parties as "work-made-for-hire," as that term is defined under

  Section 101 of the United States copyright laws or analogous law of another country, pursuant to written agreements or (z) independent contractors who have assigned their entire right, title, and interest in and to such Computer Programs to the Companies pursuant to written agreements.

          (d)   Schedule 3.11(d) sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether either of the Companies is the licensee or licensor thereunder (the "Licenses") and any written settlements or assignments relating to any Intellectual Property, other than off-the-shelf applications or software licensed pursuant to a "shrink-wrap" license. The Licenses are valid and binding obligations of the Company party thereto and to the Knowledge of the Companies, the other parties thereto, enforceable against the Company party thereto and to the Knowledge of the Companies, the other parties thereto, in accordance with their terms, and there are no breaches or defaults under any License by the Company party thereto, or to the Knowledge of the Companies, by the other party thereto, nor has any event occurred which with notice or lapse of time would constitute a breach or default by the Company party thereto, or to the Knowledge of the Companies, by the other party thereto, or permit termination, modification or acceleration, of any Licenses. Each License will continue to be valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby upon obtaining the Required Intellectual Property Consents, if any. The Companies have not granted any sublicense or similar right with respect to any License.

          (e)   No trade secret or confidential know-how either of which is material to the business of either of the Companies as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Companies' proprietary interests in and to such trade secrets and confidential know-how.

          (f)    The conduct of the business of the Companies does not interfere with, infringe upon or misappropriate any intellectual property right owned or controlled by any third party, nor to the Knowledge of the Companies will the Companies interfere with, infringe upon or misappropriate any intellectual property right owned or controlled by any third party as a result of the continued operation of their respective businesses as conducted on the Closing Date. To the Knowledge of the Companies, no third party is interfering with, infringing upon or misappropriating any Intellectual Property owned by the Companies and no such claims have been made against a third party by the Companies. There are no claims or suits pending or, to the Knowledge of the Companies, threatened, and the Companies have not received any written notice of a third party demand, claim or suit (i) alleging that the Companies' activities or the conduct of their respective businesses infringe or infringed upon or constitutes or constituted the unauthorized use of the proprietary rights of any third party or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property used in the business of the Companies as conducted as of the Closing Date, or in or to which the Companies have any right, title or interest.

          (g)   There are no settlements, consents, judgments, orders or other agreements that restrict the rights of the Companies to use any Intellectual Property, or other agreements that restrict the Companies' rights to use any Intellectual Property owned by the Companies.

          (h)   Each item of Intellectual Property owned, licensed or available for use by the Companies immediately prior to the consummation of the transactions contemplated hereby will be owned, licensed or available for use by the Purchaser on identical terms and conditions immediately subsequent to such consummation free and clear of all Liens, except as set forth on Schedule 3.11(h) . The consummation of the transactions contemplated hereby will not require the consent of any Governmental Authority or third party in respect of any such Intellectual Property except for such consents set forth on Schedule 3.11(h) (the "Required Intellectual Property Consents").

          (i)    Except as set forth on Schedule 3.11(i), all present officers and directors of the Companies, and all employees and consultants of the Companies who were or have been at any time involved in the design, development or implementation of intellectual property for the Companies, have executed and delivered to the Companies agreements assigning to the Companies their entire right, title and interest in and to any such intellectual property arising from services performed for the Companies by such persons. No present or former officer, director, employee or consultant of the Companies has any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property material to or used in the conduct of the business of the Companies as conducted as of the Closing Date.

        Section 3.12 Tax Matters.

          (a)   Each of the Companies has timely filed with the appropriate Governmental Authorities complete and accurate Tax Returns required to be filed prior to the Closing Date by it in respect of all applicable Taxes of such Company required to be paid through the date of such Tax Returns, and shall timely file any such Tax Return required to be filed by it prior to the Closing Date with respect to all applicable Taxes required to be paid through the Closing Date. All such Tax Returns were and will be prepared in compliance with applicable law and all Taxes due, or claimed to be due by any taxing authority, pursuant thereto (whether or not shown as due on any Tax Return) have been or will be paid. In addition, all Taxes due or claimed to be due by any taxing authority (whether or not shown on any Tax Return), prior to or on the Closing Date for which either Company, or any Shareholder in connection with the transactions contemplated by this Agreement, may be liable in its own right or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, have been, or will be, paid on a timely basis, or an adequate reserve has been, or will be, established therefor. Neither of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Companies do not file Tax Returns that either of the Companies is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b)   The Companies have withheld and paid, if due, all Taxes that the Companies are required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (c)   To the Knowledge of the Companies, except as set forth on Schedule 3.12, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any Tax Liability of the Companies, either (i) claimed or raised by any authority delivered to the Companies in writing or (ii) based upon personal contact with any agent of such authority. No Tax audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of the Companies, threatened with regard to any Taxes for which either Venusa USA or Venusa Mexico will be liable.

          (d)   The Companies, and the Shareholders with respect to any sale of capital stock of Venusa Mexico in the last ten years, have made available to the Purchaser correct and complete copies of all federal, state, local and foreign income Tax Returns and all written communications from the IRS or other Tax authorities relating to any such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Companies since December 31, 1996.

          (e)   Neither of the Companies, nor any Shareholder with respect to any sale of capital stock of Venusa Mexico in the last ten years, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (where such waiver or extension is still in effect), and no power of attorney granted by either of the Companies with respect to any Tax matter is currently in force.

          (f)    Neither of the Companies has made any payments, is obligated to make any payments, is a party to any agreement that under any circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code; provided that the Shareholders make no such representation and warranty with respect to the Employee Earn-Out. Neither of the Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Companies have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither of the Companies is a party to any Tax allocation or sharing agreement. Neither of the Companies, (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) is or has ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes, (iii) has any liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, or (iv) made an election or filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Section 341(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Company.

          (g)   The unpaid Taxes of Venusa USA and Venusa Mexico (i) did not, as of December 31, 2002, exceed the reserve for Tax liability (other than any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets in the Venusa USA Financial Statements and Venusa Mexico Financial Statements, respectively (other than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their respective Tax Returns.

          (h)   Venusa Mexico has not made any election to be treated as a domestic corporation under Section 897(i) of the Code and Section 1.897-3 of the U.S. Treasury Regulations.

        Section 3.13 Real Property.

          (a)   Schedule 3.13(a) lists all real property currently leased or subleased to the Companies (the "Leased Real Property"), and identifies the lessor, rental rate, lease term, expiration date and existence of a renewal option. The Companies have delivered to the Purchaser correct and complete copies of the leases and subleases listed in Schedule 3.13(a), as such leases or subleases have been amended to date. The current use of the Leased Real Property by the Companies does not violate the certificate of occupancy thereof or any restrictive covenants, local zoning or similar land use or other Laws and, to the Knowledge of the Companies, none of the structures on the Leased Real Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Leased Real Property. The Companies have not received notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the Leased Real Property. Each parcel of Leased Real Property abuts on or has direct vehicular access to a public road. With respect to each lease and sublease listed, except as otherwise indicated in Schedule 3.13(a):

            (i)    the lease or sublease is in full force and effect and will remain in full force and effect on identical terms after the Closing, without the need to obtain the consent of any party thereto;

            (ii)   the Company party to such lease or sublease is in possession of the leased premises and all rental and other obligations of such Company are current;

            (iii)  the Company party to such lease or sublease is not in breach or default, has not received notice of breach or default, and, to the Knowledge of the Companies, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under such lease or sublease;

            (iv)  to the Knowledge of the Companies, no party has repudiated any provision of such lease or sublease;

            (v)   there are no disputes, oral agreements or other agreements by any of the parties to any such lease to forbear in exercising any rights now available to such party, in each case in effect as to the lease or sublease to which such Company is a party;

            (vi)  the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

            (vii) all facilities leased or subleased by the Companies have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation of the Companies' business therein, and have been operated and maintained by the Companies in compliance with applicable Laws; and

            (viii) the properties on which all facilities leased or subleased thereunder reside are used in a manner consistent with applicable zoning and any applicable restrictive covenants.

          (b)   Neither Company owns any real property, nor has it owned any real property during its existence.

        Section 3.14 Material Contracts.

          (a)   Schedule 3.14 lists each of the following Contracts and other agreements (or, in the case of oral Contracts, summaries thereof) to which any Company is a party or by or to which the Companies or any of their respective assets or properties is bound or subject (such Contracts and agreements being "Material Contracts"):

            (i)    any advertising, market research and other marketing agreements;

            (ii)   any employment, severance, non-competition, consulting or other agreements of any nature with any current or former stockholder, partner, officer or employee of a Company or any Affiliate of any of such Persons;

            (iii)  any agreements relating to the making of any loan, advance or extension of credit by a Company;

            (iv)  any agreements providing for the indemnification by a Company of any Person;

            (v)   any agreements with any Governmental Authority;

            (vi)  any Contracts, agreements and other arrangements for the sale of assets or for the furnishing of services, goods or products by or to a Company, including supply agreements, (A) with firm commitments having a value in excess of $25,000 or (B) having a term that is greater than or equal to one year and that is not terminable by the party Company on less than 90 days' notice without the payment of any termination fee or similar payment;

            (vii) any broker, distributor, dealer, representative or agency agreements;

            (viii) any agreements (including settlement agreements) currently in effect pursuant to which a Company licenses the right to use any Intellectual Property to any Person or from any Person, and research and development agreements;

            (ix)  any confidentiality agreements entered into by a Company during the period commencing three years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which such Company was restricted from providing information to third parties;

            (x)   any voting trust or similar agreements relating to any of the ownership interests of either of the Companies to which any of the Shareholders or any Company is a party;

            (xi)  any joint venture, partnership or similar documents or agreements;

            (xii) any agreements that limit or purport to limit the ability of a Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets; and

            (xiii) all other agreements, Contracts or commitments not made in the ordinary course of business.

          (b)   Each Material Contract is legal, valid and binding on and enforceable against the party Company or Companies and, to the Knowledge of the Companies, the other parties thereto and is in full force and effect. Except as set forth in Schedule 3.14, upon consummation of the transactions contemplated by this Agreement, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. No Company is (and with the giving of notice or lapse of time would not be) in breach of, or default under, any Material Contract and, to the Knowledge of the Companies, no other party thereto is in breach of, or default under, any Material Contract. The Companies have not received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof have been delivered to the Purchaser.

        Section 3.15 Relationship with Suppliers & Customers. Except as set forth in Schedule 3.15, the Companies currently have good relationships with their suppliers and customers. Except as set forth in Schedule 3.15, neither Company is currently is in dispute with any current or former supplier of the Company or any customer of the Company, and since December 31, 2000 no supplier to or customer of either Company has notified the Companies that it will stop doing business, or reduce its business, with such Company, the cessation or reduction of which business would have a Material Adverse Effect. To the Knowledge of the Companies, there are no facts or circumstances related to any customer's business (other than general economic events affecting the medical device manufacturing industry generally that do not affect the Companies disproportionately relative to other similarly situated participants in the medical equipment manufacturing industry) that would cause a reduction or cessation of any customer's business with the Companies. Schedule 3.15 (a) lists the ten (10) largest (in terms of dollar volume) customers and suppliers of the Companies (on a consolidated basis) during each of the two (2) immediately preceding fiscal years of the Companies and (b) describes for the period beginning December 31, 2000 through the date of this Agreement all pricing concessions or pricing changes requested by any of the customers of the Companies and all pricing concessions or pricing changes made by the Companies for any of their respective customers.

        Section 3.16 Notes and Accounts Receivable; Bank Accounts. Schedule 3.16 sets forth, as of the date hereof, all notes and accounts receivable of the Companies. All notes and receivables of Venusa USA and Venusa Mexico reflected on the Venusa USA Financial Statements or Venusa Mexico Financial Statements or created after the USA Balance Sheet Date or Mexico Balance Sheet Date, respectively, arose from valid transactions in the ordinary course of business consistent with past business practices and are valid receivables not subject to setoffs or counterclaims, are current and collectible at their recorded amounts, subject to any reserves for bad debts reflected in the Venusa USA Financial Statements or Venusa Mexico Financial Statements, respectively. Schedule 3.16 also sets forth (a) all related party notes and accounts receivable (including those that shall be repaid or offset prior to Closing) and (b) all bank accounts maintained by the Companies.

        Section 3.17 Insurance. Schedule 3.17 sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Companies and their respective businesses, properties and assets (or their respective officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted. True and complete copies of such policies have been delivered to the Purchaser. All such policies are in full force and effect and all such policies in such amounts shall be outstanding and in full force and effect without interruption until the Closing. Neither Companies has received notice of default under any such policy, nor has it received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 3.17 sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Companies. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the USA Balance Sheet or Mexico Balance Sheet.

        Section 3.18 Employees.

          (a)   To the Knowledge of the Companies, none of Linda Bell, Ross Magladry, John Ivan or Michael Shea has any plans to terminate employment with either of the Companies. Neither of the Companies is a party to or bound by any collective bargaining agreement nor has either Company experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither Company has taken any action, or omitted to take any action, that would result in any unfair labor practice. No organizational effort is presently being made, of which either of the Companies has received notice, or, to the Knowledge of the Companies, is threatened by or on behalf of any labor union with respect to employees of the Companies. All of each Company's current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform with applicable Laws to which such Company is subject. No offer has been made to any employee of the Companies to purchase any portion of the capital stock or assets of either of the Companies, nor has any discussion taken place regarding such a transaction or any similar transaction. The Companies are not subject to any claim for overdue overtime compensation due to any employee, and to the Knowledge of the Companies no such claim has been threatened.

          (b)   Neither Company has received a notice of any violation of any immigration and naturalization laws relating to employment and employees, and each Company has properly completed and maintained all applicable forms (including, where applicable but not limited to, I-9 forms and any Mexican analogous or equivalent forms or documentation), and the Companies are in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or, to the Knowledge of the Companies, threatened before the Immigration and Naturalization Service or before any U.S., Mexican or other federal, state or administrative agency or court against or involving the Companies or any of the Shareholders.

        Section 3.19 Employee Benefits.

          (a)   Schedule 3.19 contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, (including, without limitation, potential severance entitlement in the event of termination without cause and indemnity in lieu of termination notice, change-in-control, or termination pay, hospitalization or other medical, disability, life or other cafeteria, insurance, supplemental unemployment benefits, profit-sharing, Christmas bonus or other mandatory annual payment or "aguinaldo," pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by either Company or (without duplication) an Affiliate of either Company, whether or not incorporated (an "ERISA Affiliate"), that together with either or both of the Companies would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or deemed a single employer pursuant to any Mexican Employee Benefits Laws, for the benefit of any current or former employee or director of either Company or any ERISA Affiliate (collectively, the "Plans"). Schedule 3.19 identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Companies nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of either of the Companies or any ERISA Affiliate.

          (b)   With respect to each of the Plans, the Companies have heretofore delivered to the Purchaser true and complete copies of each of the following documents, as applicable:

            (i)    a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

            (ii)   a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

            (iii)  a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

            (iv)  a copy of the most recent Summary Plan Description ("SPD"), together with all summaries of material modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

            (v)   if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

            (vi)  all Contracts relating to the Plans with respect to which the Companies or any ERISA Affiliate may have any liability, including insurance Contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

            (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

          (c)   Neither of the Companies nor any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, or to the Knowledge of the Companies, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which either Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

          (d)   All contributions and premiums which either of the Companies or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have,

  to the extent due, been paid in full or properly recorded on the financial statements or records of the appropriate Company and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of either Company or any ERISA Affiliate and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan. Neither of the Companies nor any ERISA Affiliate has taken any action (including, without limitation actions required by Law) relating to any ERISA Plan that will increase the Purchaser's, either Company's or any ERISA Affiliate's obligations under any ERISA Plan.

          (e)   Neither of the Companies nor any ERISA Affiliate presently maintains or contributes to a Plan or has previously maintained or contributed to a Plan that is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, an Employee Stock Ownership Plan, as such term is defined in Section 4975(e)(7) of the Code or a Defined Benefit Plan, as such term is defined in Section 3(35) of ERISA.

          (f)    Each of the Plans has been operated and administered in all respects in accordance with its terms and all applicable Laws, including but not limited to ERISA and the Code.

          (g)   Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The appropriate Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status.

          (h)   Any fund established under an ERISA Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

          (i)    No Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of any of the Companies or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirements benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of either of the Companies or an ERISA Affiliate or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

          (j)    Except as specifically set forth in this Agreement or in Schedule 3.19, the consummation of the transactions contemplated by this Agreement shall not (i) entitle any current or former employee, officer or director of either the Companies or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

          (k)   There are no pending or, to the Knowledge of the Companies, threatened or anticipated, claims by or on behalf of any Plan, by an employee or beneficiary under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

        Section 3.20 Environmental Compliance and Liabilities.

          (a)   Except as disclosed in Schedule 3.20(a), the Companies have complied and are in compliance with, and all Real Property is currently, and at all times during either Company's operation of its business at the Real Property has been, in compliance with Environmental Laws;

          (b)   Except as disclosed in Schedule 3.20(b), at all times during the period of a Company's ownership, tenancy, or operation of any Former Real Property, there was no Release at, on, under or from the Former Real Property, except any such Release that will not result in any Environmental Damages and (ii) there has been no Release at, on, under or from the Real Property, except any such Release that will not result in any Environmental Damages.

          (c)   Except as disclosed on Schedule 3.20(c)(i), each Company has obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the activities and business of such Company as currently conducted and to own or operate the Real Property (collectively the "Environmental Permits"). A list of all such Environmental Permits is provided on Schedule 3.20(c)(ii). Each Company has conducted its activities and business in compliance in all material respects with all terms and conditions of its respective Environmental Permits. Except as disclosed in Schedule 3.20(c)(iii), each Company has filed all reports and notifications required to be filed by it under applicable Environmental Laws, and timely filed applications for all Environmental Permits and renewals of all existing Environmental Permits. Except as disclosed on Schedule 3.20(c)(iv) , no Company has received notice that any pending application for an Environmental Permit or application for renewal of an Environmental Permit is likely to be denied. Except as set forth on Schedule 3.20(c)(ii), none of the Environmental Permits listed on Schedule 3.20(c)(ii) require consent, notification, or other action to remain in full force and effect following consummation of the transaction contemplated hereby.

          (d)   Except as disclosed in Schedule 3.20(d), neither the Shareholders nor the Companies have received any notice that any Environmental Damages have been asserted or assessed against a Company or the Real Property or any Former Real Property and, except as disclosed on Schedule 3.20(d), no Environmental Damages are pending or, to the Knowledge of the Companies, threatened, against the Companies, the Former Real Property or the Real Property, and neither the Companies nor any officer, director, or stockholder thereof has received any notice of Environmental Damages.

          (e)   Except as disclosed in Schedule 3.20(e), no polychlorinated biphenyls ("PCBs"), radioactive materials, black mold, asbestos or asbestos containing materials, radon, or urea formaldehyde is present at the Real Property.

          (f)    Except as disclosed in Schedule 3.20(f), neither Company has transported or arranged for the treatment, disposal, or transportation of any Hazardous Materials to any location (i) that is listed on the EPA's National Priorities List ("NPL") or the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS") or on any similar list of properties requiring Clean-up maintained by a Governmental Authority in the U.S. or Mexico, or (ii) that may lead to claims against the Purchaser for damages to natural resources, personal injury, Clean-up costs or Clean-up work, including, but not limited to, claims under CERCLA or other Environmental Laws.

          (g)   Except as disclosed on Schedule 3.20(g), neither the Real Property nor, to the Knowledge of the Companies, any of the Former Real Property is listed on the NPL or CERCLIS, or any similar list of properties requiring Clean-up maintained by a Governmental Authority in the U.S. or Mexico. Except as disclosed on Schedule 3.20(g), no part of the Real Property was ever used or is it now being used (i) as a dump or landfill, (ii) as a disposal, storage, transfer or handling area for Hazardous Materials that requires a permit under Environmental Laws or (iii) as a gasoline service station or dry-cleaner. Except as disclosed on Schedule 3.20(g), no part of the Former Real Property was used during the course of any Company's ownership, operation or tenancy, or, to the Knowledge of the Companies, prior to such ownership operation or tenancy (x) as a dump or landfill, (y) as a disposal, storage, transfer or handling area for Hazardous Materials that required a permit under Environmental Laws or (z) as a gasoline service station or dry-cleaner. Except as disclosed on Schedule 3.20(g), there are no and never have been at the Real Property, any wetlands or any underground improvements or above ground improvements used for the storage of Hazardous Materials. Except as disclosed on Schedule 3.20(g), during the course of any Company's ownership, operation or tenancy, or, to the Knowledge of the Companies, prior to such ownership operation or tenancy, no portion of the Former Real Property contained any wetlands or any underground improvements or above ground improvements used for the storage of Hazardous Materials.

          (h)   The Companies have furnished to the Purchaser copies of all environmental assessments, reports, audits and other documents in their possession or under their control that relate to the environmental condition of the Real Property, the Former Real Property, any Environmental Liability or either Company's compliance with Environmental Laws. Any such documents or information the Companies have furnished to the Purchaser are accurate and complete in all material respects. Without limiting the generality of the foregoing, the Companies and the Shareholders have furnished to the Purchaser copies of all existing reports, surveys, investigations, integrity tests, soil sampling, analyses and any other reports, memoranda, data or information (whether commissioned by the Companies or the Shareholders, or otherwise) in their possession or under their control relating to or in connection with any and all underground storage tanks and any other tanks, vessels or containers that are or have been owned, controlled or used by, or leased to, the Companies or the Shareholders, or that is or was located on or beneath the surface of any Real Property or Former Real Property.

          (i)    Except as disclosed on Schedule 3.20(i), no authorization, notification, recording, filing, consent, waiting period, remediation, investigation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.

        Section 3.21 Litigation and Claims, Compliance with Laws.

          (a)   Schedule 3.21(a) sets forth all Litigation as of the date hereof, including the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of a Company (if referred), the estimated amount of exposure, the amount such Company has reserved, or the amount of a Company's claim and estimated expenses of such Company in connection with such matters. Except as set forth in Schedule 3.21(a) , there is no Litigation which is not fully covered by the insurance policies referenced in Section 3.17. Neither the Companies, nor either Company's assets or properties, are subject to any order, consent decree, settlement or similar agreement with any Governmental Authority. There is no judgment, injunction, decree, order or other determination of an arbitrator or Governmental Authority specifically applicable to either Company or any of its properties or assets. There is no Litigation relating to alleged unlawful discrimination or sexual harassment. There is no Litigation that seeks to prevent consummation of the transactions contemplated hereby or that seeks damages in connection with the transactions contemplated hereby.

          (b)   Except as set forth in Schedule 3.21(b), each Company has complied and is in compliance with all Laws applicable to such Company and its business. Except as set forth in Schedule 3.21(b), each Company holds all licenses, permits and other authorizations of Governmental Authorities necessary to conduct its business as now being conducted or, under currently applicable Laws, to continue to conduct its business as now being conducted. Except as set forth in Schedule 3.21(b), there is no intent to make any changes in the conduct of the business of either Company that will result in or cause such Company to be in noncompliance with applicable Laws or that shall require changes in or a loss of any such licenses, permits or other authorizations or an increase in any expenses related thereto. Such licenses, permits and other authorizations as aforesaid held by the Companies are valid and in full force and effect, and there are no (i) Actions pending, or to the Knowledge of the Companies, threatened or (ii) Investigations pending, or to the Knowledge of the Companies threatened that could result in the termination, impairment or nonrenewal thereof.

        Section 3.22 Affiliate Transactions. Schedule 3.22 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between either or both of the Companies, on the one hand, with or for the benefit of any current or former shareholder, partner, officer or other Affiliate of either of the Companies or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest. Schedule 3.22 lists all payments of any kind since January 1, 2001, from either of the Companies, to or for the benefit of any current or former shareholder, partner, officer or other Affiliate of either of the Companies or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest, except compensation paid to officers of the Companies. All debts to either of the Companies of any Affiliate of either of the Companies, shareholder, officer of either of the Companies or their respective Affiliates are reflected completely and accurately on either the Venusa USA Financial Statements or Venusa Mexico Financial Statements, respectively.

        Section 3.23 Records.

          (a)   The corporate minute books of each of the Companies contain complete and accurate records of all actions taken by the Shareholders and the Board of Directors and all committees thereto of such Company. Complete and accurate copies of all such minute books have been delivered by the Companies to the Purchaser. All officers and directors of each of the Companies have been properly elected.

          (b)   The accounting books and records of each of the Companies are complete and correct, have been maintained in accordance with applicable Laws and accurately reflect the basis for the financial condition and results of operations of such Company as set forth in the Venusa USA or Venusa Mexico Financial Statements, respectively.

        Section 3.24 Brokers, Finders, Etc.. Neither the Companies nor the Shareholders have employed, or are subject to the valid claim of, nor has either Company or the Shareholders incurred any Liability that would be payable by the Companies, for any brokerage, finder's or other fees or commissions of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement other than any commission or fees payable to the Shareholders' broker, for which neither the Companies nor the Purchaser can become liable or obligated.

        Section 3.25 Product Warranty and Liability. Each Company's standard practice is to sell each product sold by such Company in conformity with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer. All products sold by the Companies have been sold in conformity with such practice. Except as set forth in Schedule 3.25, no product sold by either of the Companies is subject to any other guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 3.25 sets forth a list of all product liability claims raised or asserted against either Company since January 1, 1997. Except as set forth in Schedule 3.25, no third party has advised either Company that it has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by either Company prior to Closing.

        Section 3.26 Competing Business. Except as set forth in Schedule 3.26, the Shareholders have no direct or indirect interest of any nature whatever in any Person that competes with, conducts any business similar to, has any arrangement or agreement with, or is involved in any way with, any business similar to the business of either of the Companies.

        Section 3.27 Other Information. No representation or warranty of the Shareholders in this Agreement, nor any certificate or other agreement executed or to be executed by the Companies or the Shareholders to the Purchaser pursuant to this Agreement, nor the exhibits and schedules hereto or thereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 3.28 Shareholders Issued UTI Stock. Each Shareholder issued UTI Preferred Stock will as of the date of such issuance be an Accredited Investor.

        Section 3.29 Compliance with Maquila Program. Except as set forth in Schedule 3.29, Venusa Mexico and the Shareholders have complied and are in compliance with (a) the maquila program number 2001-640 approved and authorized by the Ministry of Finance and Public Credit (the "Ministry of Finance") and the Ministry of Economy (former Ministry of Commerce and Industrial Development) in favor of Venusa Mexico as of March 22, 2001 (the "Maquila Program"), (b) the Mexican Maquila Decree enacted as of June 1, 1998 (the "Maquila Law"), (c) any and all Laws in connection with any duties, payments or obligations relating to customs or to the import of any goods, and (d) all other Laws directly or indirectly applicable to the Maquila Program or to any part thereof. Without limiting the generality of the foregoing (i) Venusa Mexico has complied and is in compliance with all Laws relating to the importation of any and all machinery, equipment or raw materials listed in the Maquila Program, (ii) no raw material, machinery or equipment other than those listed in the Maquila Program have been imported by Venusa Mexico pursuant to or under the Maquila Program, (iii) any and all temporary imports of raw materials, machinery and equipment have been carried out in strict compliance with the terms and conditions set forth in the Maquila Program and with applicable Laws, (iv) Venusa Mexico has timely filed any and all annual reports with the Ministry of Finance and the Ministry of Economy in accordance with the Maquila Law and any other applicable Laws, (v) Venusa

Mexico has timely paid any and all Taxes (including, without limitation, any import duties and value added taxes) in connection with any imports made pursuant to or under the Maquila Program, (vi) Venusa Mexico has exported any wastes associated with the materials imported under the Maquila Program in a timely manner, paid all Taxes associated with the importation of such wastes under the Maquila Program or has destroyed such wastes in accordance with Maquila Law and other applicable laws and regulations and (vii) the Maquila Program is in full force and effect and there is no action or threatened action by any authority to suspend, cancel or revoke the Maquila Program or any part thereof

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

        The Purchaser and the Parent, jointly and severally represent and warrant to the Shareholders as follows:

        Section 4.1 Organization. Each of the Purchaser and the Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Purchaser and the Parent has delivered to the Shareholders complete and correct copies of the its charter documents and all amendments thereto to the date hereof.

        Section 4.2 Authorization, Etc. Each of the Purchaser and the Parent has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Each of the Purchaser and the Parent has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Purchaser or the Parent is necessary to approve and authorize the execution, delivery and performance by the Purchaser or the Parent of this Agreement and the documents and instruments contemplated hereby and the consummation by the Purchaser or the Parent of the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding agreement of the Purchaser and the Parent, enforceable against the Purchaser and the Parent in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.3 Brokers' Fees. Neither the Purchaser nor the Parent has employed, or is subject to the valid claim of, nor has either the Purchaser or the Parent incurred as Liability for which the Shareholders could be liable for any brokerage, finder's or other fees or commissions, has no liability or obligation to pay any fees or commissions to any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated.

        Section 4.4 No Conflict. Neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Purchaser or the Parent pursuant hereto, nor the consummation by the Purchaser or the Parent of the transactions contemplated hereby or thereby, nor compliance by the Purchaser or the Parent with any of the provisions hereof or thereof shall (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Purchaser or the Parent, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the Purchaser's or the Parent's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Purchaser or the Parent or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Purchaser or the Parent or to which any of its properties or assets may be bound.

        Section 4.5 Governmental Consents. No consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser or the Parent.

        Section 4.6 Capital Stock. As of the date hereof, the authorized capital stock of the Parent consists solely of 50,000,000 shares of common stock, $.01 par value, of which 429,578 shares are issued and outstanding and 50,000,000 shares of preferred stock $.01 par value, which 8,723,326 shares are issued and outstanding. Except as set forth on Schedule 4.6, there are no outstanding subscriptions, options, warrants, calls, rights, Contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any UTI Common Stock or UTI Preferred Stock, including any rights of conversion or exchange under any outstanding securities or other instruments. All of the outstanding shares of UTI Common Stock and UTI Preferred Stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights. Upon issuance and delivery as contemplated by this Agreement, all shares of UTI Preferred Stock issued to the Shareholders will be duly authorized, validly issued, fully paid and non-assessable shares of the Parent, free of all preemptive or similar rights, and entitled to the rights described in the Parent's Amended and Restated Articles of Incorporation thereof. Upon their issuance in accordance with the Parent's Amended and Restated Articles of Incorporation thereof, the shares of UTI Common Stock issuable upon conversion of the shares of UTI Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable shares of UTI Common Stock, free of all preemptive or similar rights.

        Section 4.7 Financial Statements. The Parent has delivered to the Shareholders (a) an unaudited consolidated balance sheet (the "UTI Balance Sheet") as of December 31, 2002, and the related statement of income and cash flows for the 12 months then ended; and (b) audited consolidated balance sheets of the Parent as of December 31, 2001 and December 31, 2000 and the unaudited consolidated statements of income and cash flow for the respective fiscal years then ended. Such financial statements are in accordance with the books and records of the Parent (which books and records are correct and complete in all material respects), and fairly present the financial position of the Parent and its results of operations in all material respects as of and for the periods indicated in accordance with U.S. GAAP and have been prepared in accordance with U.S. GAAP consistently applied, subject in the case of the unaudited financial statements, to normal and customary year-end adjustments (which are not anticipated to be material) and the absence of footnotes.

        Section 4.8 Absence of Certain Changes or Events. Since the date of the UTI Balance Sheet, (a) the Parent has conducted its business in the ordinary course and consistent with past business practices in all material respects, and (b) there has not been any developments or events that have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect in the business, results of operations, financial condition, working capital, cash flow, assets or liabilities of the Parent and its Subsidiaries, taken as a whole.

        Section 4.9 Other Information. No representation or warranty of Purchaser in this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.10 Litigation. No action, suit or proceeding is pending or, to Purchaser's knowledge threatened, against Purchaser before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

        Section 4.11 No Undisclosed Liabilities. Parent has no Liabilities that would be material to Purchaser and its Subsidiaries, taken as a whole, except for such Liabilities as (a) are set forth on Schedule 4.11, (b) are reflected on the financial statements described in Section 4.7 hereof or (c) were incurred in the ordinary course of business consistent with past practice and which individually and in the aggregate have not had and can not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

ARTICLE V

CONDITIONS PRECEDENT TO THE PURCHASER'S PERFORMANCE

        The obligations of the Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. The Purchaser may waive any or all of these conditions in whole or in part without prior notice.

        Section 5.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, all representations and warranties by the Shareholders in this Agreement, or in any written statement that will be delivered to the Purchaser by the Companies or the Shareholders under this Agreement, shall be true and correct in all material respects on and as of the Closing Date.

        Section 5.2 Performance. The Shareholders shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

        Section 5.3 No Material Adverse Effect. During the periods from the USA Balance Sheet Date and Mexico Balance Sheet Date, respectively, to the Closing Date, there shall not have been any Material Adverse Effect in the financial condition or the results of operations of Venusa USA or Venusa Mexico, respectively, or the relationship between Venusa USA or Venusa Mexico, respectively, and Venusa USA and Venusa Mexico, respectively, shall not have sustained any loss or damage to its assets, whether or not insured, that affects its ability to conduct its business.

        Section 5.4 Consents. The Shareholders shall have procured, or shall have caused the Companies to procure, all of the third-party authorizations and consents specified in this Agreement, including, without limitation, the consents of lessors under any leases.

        Section 5.5 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of the Acquisition or any of the other transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation or (c) affect adversely the right of the Companies to own their respective assets and to operate their respective businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

        Section 5.6 [Intentionally Omitted.]

        Section 5.7 The Shareholders' Certificate. The Shareholders shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Sections 5.1 through 5.5 have been satisfied.

        Section 5.8 Certified Organizational and Approval Documents. The Shareholders shall have delivered to the Purchaser with respect to each of the Companies (a) a copy of its charter or similar organizational document certified by the appropriate governmental authority within ten (10) business days of the Closing Date, (b) with respect to Venusa USA, a certificate of good standing or equivalent from the appropriate governmental authority dated within ten (10) business days of the Closing Date, and (c) a copy of the bylaws or similar governing document of the Company with a certification executed by the Secretary of the Company (in the case of Venusa USA) or by a notary public (in the case of Venusa Mexico) that such copy is true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded.

        Section 5.9 Repayment of Debt. Prior to or contemporaneous with Closing, the Shareholders shall have caused the Companies to repay or caused to be released all Indebtedness of the Companies other than certain capital leases of the Companies set forth on Schedule 5.9 with an aggregate liability to the Companies not to exceed $110,000 (collectively, the "Assumed Leases"), or, at the Shareholder's request, the Purchaser shall repay all such Indebtedness of the Companies, other than the Assumed Leases, by wire transfer and receive a dollar for dollar reduction in the Closing Consideration in the amount equal to such repayments.

        Section 5.10 Opinion of Shareholders' Counsel. The Purchaser shall have received from (a) CMS Bureau Francis Lefebvre, New York special counsel to the Shareholders, an opinion, addressed to the Purchaser and dated as of the Closing Date, in form and substance substantially as set forth in Exhibit B and (b) Maria Isabel Sanchez Quirarte, Mexican counsel to the Shareholders, an opinion, addressed to the Purchaser and dated as of the Closing Date, in form and substance substantially as set forth in Exhibit C (collectively, the "Opinions").

        Section 5.11 Resignations. The Purchaser shall have received the resignations, effective as of the Closing, of all of the directors and officers of each of the Companies (other than those officers identified by Purchaser).

        Section 5.12 Lender Consent. The Purchaser or its Affiliate shall have received consent from the Lenders to Purchaser's consummation of the Acquisition and the other transactions contemplated by this Agreement.

        Section 5.13 Non-Competition Agreements. Each of the Shareholders shall have executed a Non-Competition Agreement (collectively, the "Non-Competition Agreements") in substantially the form attached hereto as Exhibit D to this Agreement.

        Section 5.14 Employment Agreements. Linda Bell, Ross Magladry, John Ivan and Michael Shea shall have executed their respective employment agreements (the "Employment Agreements"), in substantially the forms attached as Exhibits E-1—E-4 to this Agreement.

        Section 5.15 Various Approvals. The Acquisition and other transactions contemplated by this Agreement shall have been approved by the Board of Directors of the Parent and the Investment Committee of KRG Capital Partners, LLC.

        Section 5.16 Intellectual Property Assignment. The Shareholders shall have caused the Companies to obtain from Michael Shea, Michael Menchecca, Tony Ryherd, John Ivan, Linda Bell and Ross Magladry a written agreement regarding assignment to the Companies of any Intellectual Property arising from services performed for the Companies by such persons. There shall be no Intellectual Property developed by any shareholder, director, officer, salaried employee, engineer or sales employee of the Companies that is used in the business of the Companies that shall not have been transferred to, or shall not be owned free and clear of any Liens by, the Companies.

        Section 5.17 Minimum Adjusted EBITDA. The combined pro forma Adjusted EBITDA for the Companies for the Companies' fiscal year 2002 shall be equal to or greater than $1,740,000.

        Section 5.18 Contractual Arrangements.Venusa USA and Cedic shall have entered into a sourcing agreement in substantially the form attached hereto as Exhibit F.

        Section 5.19 Boston Scientific Matters. Venusa USA and Boston Scientific shall have agreed to labor pricing terms in connection with the Boston Scientific Contract for the period from the Closing Date until the termination of the Boston Scientific Contract.

        Section 5.20 Mexican Capital Gains Taxes. The Shareholders shall have delivered to the Purchaser copies of all Tax Returns and registered public accountant reports prepared and filed pursuant to Mexican Tax Laws in connection with the sale of the Mexico Shares.

        Section 5.21 Withholding Certificate. The Shareholders shall have delivered to the Purchaser a certificate from Venusa USA (the "Withholding Certificate") to the effect that Venusa USA is not a U.S. real property interest within the meaning of Section 897 of the Code, such certificate to be in a form consistent with that required under Treasury Regulation 1.897-2(g) and -2(h).

ARTICLE VI

CONDITIONS PRECEDENT TO THE SHAREHOLDERS' PERFORMANCE

        The obligation of the Shareholders to consummate the Acquisition and the other transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of all the following conditions. The Shareholders may waive any or all of these conditions in whole or in part without prior notice.

        Section 6.1 Representations and Warranties True. All representations and warranties by the Purchaser or the Parent contained in this Agreement or in any written statement delivered by the Purchaser under this Agreement shall be true in all material respects on and as of the Closing Date.

        Section 6.2 Performance. The Purchaser and the Parent shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at the Closing.

        Section 6.3 Consents. The Purchaser shall have procured all of the third-party authorizations and consents specified in this Agreement.

        Section 6.4 No Proceedings, Injunctions, Etc.. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of the Acquisition or any of the other transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation.

        Section 6.5 Officer's Certificate. The Purchaser shall each have delivered to the Shareholders a certificate of its President, Chief Financial Officer or Vice President to the effect that each of the conditions specified above in Sections 6.1 through 6.4 has been satisfied.

        Section 6.6 Employment Agreements. The Purchaser shall have executed the Employment Agreements.

        Section 6.7 Non-Competition Agreements. The Purchaser shall have executed the Non-Competition Agreements.

        Section 6.8 Certified Organizational Documents. The Purchaser and the Parent shall have delivered to the Shareholders (a) a copy of their respective charters certified by the Secretary of State of the State of Colorado and Maryland, respectively, dated within ten (10) business days of the Closing Date, (b) a certificate of good standing for each of the Purchaser and the Parent from the Secretaries of State of the States of Colorado and Maryland, respectively, dated within ten (10) business days of the Closing Date, (c) a copy of the bylaws of the Purchaser and the Parent, along with a certificate executed by the Secretary of the Purchaser and the Parent, respectively, certifying that such copy is true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded and (d) a copy of the resolutions of the Boards of Directors of the Purchaser and the Parent approving the Acquisition and the other transactions contemplated by this Agreement with a certification executed by the Secretary of the Purchaser and the Parent, respectively, that such copies are true, correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded.

        Section 6.9 Amended and Restated Articles of Incorporation. The Parent shall have filed with the Secretary of State of the State of Maryland Amended and Restated Articles of Incorporation of Parent (the "Parent's Amended and Restated Articles of Incorporation") authorizing and setting forth the rights and privileges of the UTI Preferred Stock and certain other matters and a copy thereof, as filed, is attached as Exhibit J to this Agreement.

        Section 6.10 No Material Adverse Change. From the date of UTI Balance Sheet to the Closing Date, the Parent shall not have suffered any material adverse change in its business, results of operations, financial condition, working capital, cash flow, assets, liabilities (absolute, accrued, contingent or otherwise) of Parent and its Subsidiaries, taken as a whole.

ARTICLE VII

POST-CLOSING COVENANTS

        The parties agree as follows with respect to the period following the Closing.

        Section 7.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including (a) obtaining any third-party consents not obtained prior to Closing, (b) vesting in the Purchaser full right, title and possession to the Shares as of the Closing Date and to all assets, property, rights, privileges, powers and franchises of the Companies or (c) delivering to the Shareholders the Purchase Price as described in Section 2.2 of this Agreement, the officers and directors of the Companies and the Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement and each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below). The Shareholders acknowledge and agree that from and after the Closing, the Purchaser shall be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Companies.

        Section 7.2 Litigation Support. In the event that and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including Tax audits) in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either of the Companies, each of the other parties shall cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII below).

        Section 7.3 Tax Matters.

          (a)   The Shareholders and the Purchaser agree to provide each other with such cooperation and information as either of them reasonably may request of the other in relation to (i) preparation of any Tax Return of either of the Companies or with respect to either of the Companies' operations, (ii) determining any Taxes or right to a refund of Taxes of the Companies or with respect to the Companies' operations or (iii) responding to any audit or examination of Tax Returns of the Companies or with respect to the Companies' operations.

          (b)   The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date.

          (c)   The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods that begin before the Closing Date and end after the Closing Date.

          (d)   Any Taxes in the nature of a sales or transfer tax, any stock transfer tax, stamp tax or any other taxes that may be or may become payable by the Shareholders including, but not limited to, any Taxes resulting from or ensuing as a consequence of the consummation of any transaction contemplated hereby shall be paid by the Shareholders, and the Shareholders shall indemnify and hold harmless the Purchaser from and against all such Taxes.

        Section 7.4 Public Disclosure; Confidentiality. From and after the Closing Date, each Shareholder shall keep confidential all information relating to the Companies and their respective operations. The foregoing shall not preclude any Shareholder from (a) the use or disclosure of such information that is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any Shareholder in violation of this Agreement or (b) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, such Shareholder shall give the Purchaser prior written notice of the nature of the required disclosure.

        Section 7.5 Cooperation with Initial Public Offering. Each Shareholder shall cooperate with the Parent, or its successor, and its representatives and agents in connection with any proposed initial public offering of capital stock of the Parent, or its successor, after the Closing Date, including, but not limited to, providing, organizing and preparing information regarding the Companies and participating in underwriter due diligence sessions and investor meetings at such times as are requested by the underwriters of such public offering, counsel to the underwriters or counsel to the Parent or its successor. In connection with any proposed initial public offering of capital stock of the Parent, or its successor, each Shareholder who receives Common Stock hereunder shall enter into a market stand-off agreement as may be required by the underwriter and its counsel in connection with such offering, which shall be substantially the same as that entered into by similarly situated shareholders of the Parent.

        Section 7.6 Cooperation with Fulfillment or Credit Facility Obligations. Each Shareholder shall use his or its reasonable best efforts to cooperate at the Purchaser's expense with the Purchaser, the Companies, their Affiliates and their respective representatives and agents in connection with the fulfillment of any obligations imposed on the Parent, the Purchaser, the Companies or their Affiliates by Lenders including, but not limited to, coordinating with (a) former creditors of the Companies to have them take the necessary actions and file the necessary documents to release any and all Liens on the Companies or its property and (b) the lessor of the Leased Real Property to obtain any agreements, certificates, documents or environmental testing required by the Lenders.

        Section 7.7 Shareholder Documents. In connection with the Parent's issuance of any UTI Preferred Stock to any Shareholder, such Shareholder shall execute (a) joinders to the UTI Shareholder Agreement and Registration Rights Agreement, the current versions of which are attached to this Agreement as Exhibit G and Exhibit H, respectively, as such agreements may be amended or restated from time to time and (b) a Subscription Agreement substantially in the form of Exhibit I to this Agreement.

        Section 7.8 Product Liability Insurance. Parent and Purchaser shall cause the Companies to (a) maintain product liability insurance substantially similar to that maintained by the Companies as of the Closing Date for a period of three (3) years from the Closing Date or (b) obtain completed operations coverage in an amount at least equal to the product liability insurance maintained by the Companies on the Closing Date.

ARTICLE VIII

INDEMNIFICATION

        Section 8.1 Indemnification by the Shareholders. The Shareholders (other than Giancarlo Gagliardoni) agree, jointly and severally, to indemnify the Purchaser and every Affiliate of the Purchaser (and their respective officers, directors, shareholders, agents and representatives, which shall specifically include the Companies) (each a "Purchaser Indemnitee") against and hold them harmless from any and all Damages that may be asserted against, imposed upon or sustained by a Purchaser Indemnitee by reason of or arising out of (a) the breach, default, inaccuracy or failure of any of the warranties, representations, covenants or agreements of the Shareholders contained in this Agreement or in any certificate required to be delivered pursuant hereto; (b) any Taxes, other than those 2002 Taxes reserved for on the Closing Balance Sheet and included in the calculation of Net Working Capital, that may be asserted against, imposed upon or paid by the Companies for any period up to and including the Closing Date ("Companies Taxes") and (c) any such Damages arising out of or relating to the matters described in Schedule 3.21(a) or the failure of the Shareholders to cause the Venusa USA to obtain the consent of the landlord under the El Paso Lease to the transactions contemplated by this Agreement (collectively, the "Special Indemnification Matters"). Purchaser shall seek reimbursement for such Damages out of the Escrow Funds, pursuant to the terms of the Escrow Agreement, until the Escrow funds are exhausted and only then directly from one or more of the Shareholders (other than Giancarlo Gagliardoni).

        Section 8.2 Indemnification by the Purchaser and the Parent . From and after Closing, the Purchaser and the Parent, jointly and severally, agree to indemnify each Shareholder and every Affiliate of each Shareholder (and their respective officers, directors, shareholders, agents or representatives) (each a "Shareholder Indemnitee") and hold them harmless from and against any and all Damages that may be asserted against, imposed upon or sustained by a Shareholder Indemnitee at any time by reason of or arising out of the breach, default, inaccuracy or failure of any warranties, representations, conditions, covenants or agreements of the Purchaser or the Parent contained in this Agreement or in any certificate delivered pursuant hereto.

        Section 8.3 Procedures for Third-Party Claims.

          (a)   If any third party shall notify any Indemnitee with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any Indemnifying Party under this Article VIII, then the Indemnitee shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. The Special Indemnification Matters shall be deemed Third Party Claims for purposes of this Agreement.

          (b)   Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (i) the Indemnifying Party notifies the Indemnitee in writing within fourteen (14) days after the Indemnitee has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnitee from and against the entirety of any Damages the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim and (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.

          (c)   So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.3(b) above, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (not to be withheld unreasonably; provided that it shall not be deemed unreasonable for Indemnitee to withhold such consent if, in the good faith judgment of the Indemnitee, such entry of judgment or settlement is likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee), except where (x) there is not finding or admission of any violation of Law or the rights of any Person by the Indemnitee and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

          (d)   In the event any of the conditions in Section 8.3(b) above is or becomes unsatisfied, however, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

        Section 8.4 Procedures for Direct Claims. Any claim for which an Indemnitee intends to assert a right to indemnifiable Damages under this Agreement that does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by giving each Indemnifying Party reasonably prompt written notice thereof setting forth with specificity the nature and amount of the Direct Claim, and the Section(s) of the Agreement pursuant to which such Direct Claim is made, and each Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If any Indemnifying Party does not so respond within such thirty (30) calendar day period, such Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee pursuant to this Agreement. A failure to give timely notice as provided in this Section 8.4 shall not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage, incurred an obligation or liability which otherwise would have been avoided, or was otherwise actually prejudiced.

        Section 8.5 Limitations of Indemnification Obligations.

          (a)   All the representations and warranties made by the Purchaser or the Shareholders in this Agreement shall survive for twenty-five (25) months from the Closing Date; except that (i) the representations and warranties in Sections 3.1, 3.3, 3.4 (solely with respect to Subsections (a) and (d) thereof), 3.6, 3.19, 3.20, 3.21, 3.25, 4.1, 4.2 and 4.6 shall survive for three (3) years; and provided, further, that the representations and warranties in Sections 3.12 shall survive for the applicable statute of limitations. The obligations of the Shareholders to indemnify Purchaser for Companies Taxes and Special Indemnification Matters shall survive for the applicable statute of limitations. Notice of any claim for indemnification hereunder must be given within the applicable survival period. In the event notice of any claim for indemnification under Section 8.3(a) or 8.4 hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder shall survive indefinitely except as expressly provided herein.

          (b)   A Purchaser Indemnitee shall not have any right to indemnification under Article VIII of this Agreement, including those matters listed in Section 8.1 of this Agreement, until the aggregate of all amounts claimed by all Purchaser Indemnitees under this Agreement exceeds Three Hundred Twenty-Five Thousand Dollars ($325,000) (the "Deductible") and in such event the indemnification obligations of the respective Indemnifying Parties hereunder shall apply to all Damages in excess of such amount. Notwithstanding the foregoing, the Deductible shall not apply to (i) Companies Taxes or a breach of a representation or warranty contained in Sections 3.1, 3.3, 3.4 (solely with respect to Subsections (a) and (d) thereof), 3.6 or 3.12 of this Agreement for which the Shareholders (other than Giancarlo Gagliardoni) shall be fully liable for Damages or (ii) Special Indemnification Matters for which the Shareholders (other than Giancarlo Gagliardoni) shall be fully liable for all Damages in excess of Seventy-Five Thousand Dollars ($75,000) with respect to the matters described in Schedule 3.21(a) and all Damages with respect to the failure to obtain consent under the El Paso Lease. Except for Companies Taxes, Special Indemnification Matters or a breach of a representation or warranty contained in Sections 3.1, 3.3, 3.4 (solely with respect to Subsections (a) and (d) thereof), 3.6 or 3.12 of this Agreement, for which the Shareholders (other than Giancarlo Gagliardoni) shall be fully liable for all Damages incurred by the Purchaser Indemnitees, the aggregate liability of the Shareholders (other than Giancarlo Gagliardoni) for Damages pursuant to this Article VIII shall not exceed twenty-five percent (25%) of the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, no limitation set forth in this Section 8.5(b) shall apply to indemnification obligations relating to any and all Damages incurred by any Purchaser Indemnitee (whether brought directly or as a Third Party Claim) due to fraud by any Shareholder.

          (c)   A Shareholder Indemnitee shall not have any right to indemnification under this Agreement until the aggregate of all amounts claimed by all Shareholder Indemnitees exceeds Three Hundred Twenty-Five Thousand Dollars ($325,000) and in such event the indemnification obligation of the respective Indemnifying Parties hereunder shall apply to all Damages in excess of such amount. In no event shall the Purchaser's liability for Damages pursuant to this Article VIII exceed twenty-five percent (25%) of the Purchase Price in the aggregate. Notwithstanding anything to the contrary contained in this Agreement, no limitation set forth in this Section 8.5(c) shall apply to indemnification obligations relating to any and all Damages incurred by any Shareholder Indemnitee (whether brought directly or as a Third Party Claim) due to fraud by Purchaser or Parent.

          (d)   With respect to any Damages incurred by any Purchaser Indemnitee or Shareholder Indemnitee that are reduced by (i) the amount of any insurance proceeds paid to such Purchaser

  Indemnitee or Shareholder Indemnitee with respect to such Damages or (ii) the amount of any indemnity, contribution or other similar payment paid to such Purchaser Indemnitee or Shareholder Indemnitee by any third party with respect to such Damages, the Damages for which such Purchaser Indemnitee or Shareholder Indemnitee is entitled to seek indemnification will reflect the amount of such reduction or, to the extent such indemnifiable Damages have already been paid by the Shareholders to such Purchaser Indemnitee or by the Purchaser to such Shareholder Indemnitee, such Purchaser Indemnitee or Shareholder Indemnitee will reimburse the Shareholders or the Purchaser, respectively, for the amount of such reduction.

        Section 8.6 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, indemnities, conditions and agreements contained herein are and shall be deemed to be continuing representations, warranties, covenants, indemnities, conditions and agreements that survive the Closing and remain in full force and effect regardless of any investigations or knowledge of or on behalf of any party, but subject to the applicable limitations contained in Section 8.5.

        Section 8.7 Other Indemnification Provisions. Each of the Shareholders hereby agrees that he or it will not make any claim for indemnification against any of the Purchaser, the Companies or their Affiliates by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). Notwithstanding the foregoing, the Purchaser shall cause the Companies to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Companies to the fullest extent permitted by Law and the Companies' respective charters and bylaws (or equivalent documents) for acts or omissions occurring at or prior to the Closing Date in their capacities as such. The Purchaser shall, and shall cause the Companies to, cause to be maintained in effect in the Companies' respective charter and bylaws (or equivalent documents) provisions with respect to indemnification and advancement of expenses that are at least favorable to the intended beneficiaries as those contained in the Companies' respective charter and bylaws (or equivalent documents) as in effect on the date hereof.

        Section 8.8 Exclusive Remedy. The respective rights to indemnification of Purchaser Indemnitees and Seller Indemnitees as provided for in Sections 8.1 and 8.2, as applicable, for a breach of this Agreement, will constitute such party's sole and exclusive remedy for such a breach and the breaching party will have no other liability or damages to the other party resulting from the breach, except that nothing herein will relieve a party from liability for fraud.

        Section 8.9 Release of Escrow. On the earlier of (i) May 30, 2004 or (ii) the date sixty (60) days after the date the audited financial statements for the Companies for the fiscal year ending December 31, 2003 are received by the Purchaser, the remaining funds held under the Escrow Agreement shall be released to the Shareholders, unless prior to that date, the Purchaser advises the Escrow Agent in writing that claims by the Purchaser for indemnification are pending in that case. Any such notice shall specify the total amount of the pending claims. If such notice is timely received by the Escrow Agent, the Escrow Agent shall release only that part, if any, of the escrow funds which exceeds the total amount of such claims. The remaining escrowed funds shall be held in escrow until such pending claims are subject to a final written settlement or a court of competent jurisdiction has issued a final order or judgment with respect thereto.

        Section 8.10 Right of Offset. Purchaser shall have the right, but not the obligation, to offset any amount payable to Purchaser under this Article VIII against any 2003 Earn-Out Amount and/or 2004

Earn-Out Amount and up to, but in no event any more than, Five Hundred Thousand Dollars ($500,000) against any 2002 Earn-Out Amount payable by Purchaser to the Shareholders. Prior to offsetting any amount payable to Purchaser pursuant to this Article VIII from any of the 2002 Earn-Out Amount, 2003 Earn-Out Amount or 2004 Earn-Out Amount, Purchaser shall notify the Shareholders of the amount it intends to so offset, and the Shareholders shall have fifteen (15) days to deliver to Purchaser, in immediately available funds, the amount Purchaser intends to offset; provided, however, that if such amount is the subject of or arises from a Dispute, Purchaser shall place such amount in escrow with an escrow agent and in accordance with an escrow agreement mutually acceptable to the parties. If the Shareholders do not timely deliver such funds, Purchaser shall have the right to offset such amount without further notice or delay. Purchaser shall make any such offset in the same ratio of UTI Preferred Stock (based on a per share value of $14.72) and cash as the UTI Preferred Stock/cash ratio of the applicable Earn-Out Payment. Nothing herein shall limit the right of the Shareholders to dispute any offset or claim by Purchaser.

ARTICLE IX

MISCELLANEOUS

        Section 9.1 Fees and Expenses. Except as contemplated by this Agreement, until Closing, all costs and expenses incurred in connection with negotiating and preparing this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. All costs and expenses of the Companies incurred in connection with negotiating and preparing this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Shareholders.

        Section 9.2 Entire Agreement. This Agreement, which also includes the Annexes, Disclosure Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby.

        Section 9.3 Amendments; Waiver. This Agreement (including the Annexes, Disclosure Schedules and Exhibits hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged. No failure or delay by any party hereto in exercising any right, power or privilege shall operate as a waiver of any such right, power or privilege, except as expressly set forth in this Agreement. No waiver of any default shall constitute a waiver of any other or any subsequent default. No single or partial exercise of any right, power or privilege shall preclude the further or other exercise of the same or other right, power or privilege.

        Section 9.4 Governing Law; Arbitration.

          (a)   This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Colorado, U.S.A., without giving effect to principles of conflicts of law.

          (b)   In the event of any claim, dispute or controversy of any nature between the Purchaser and the Shareholders arising out of or in connection with this Agreement, or the negotiation, execution, delivery, performance, nonperformance or breach thereof (a "Dispute"), the Purchaser and any Shareholder shall consult and negotiate with each other in good faith and otherwise use their respective commercially reasonable efforts to settle such Dispute within a 45-day period after the Dispute first arises. If the Dispute is not resolved or settled within such 45-day period then, upon written notice by either party to the other, the Dispute shall be resolved by binding arbitration in New York, New York in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as they may be amended from time to time and as modified by this Agreement or decision of a majority of the arbitrators. The parties to this Agreement intend that arbitration be the sole remedy available as to matters arbitrable hereunder. An arbitration award rendered by the arbitrators shall be final and binding on the parties to this Agreement and may be filed with any court having jurisdiction over the parties or their property as a basis of declaratory or other judgment and of the issuance of execution.

          (c)   Unless otherwise agreed, any party requesting arbitration hereunder shall do so within 45 days after the expiration of 45-day negotiation period, and failure by either party to request arbitration within such period shall thereafter bar such Dispute in any forum whatsoever. When a party timely requests arbitration hereunder, the Dispute shall be resolved by a panel of three neutral arbitrators to be selected as follows: the party requesting the arbitration shall, incident to giving the notice of arbitration, also notify the other party of the name of an arbitrator selected from a list of qualified persons supplied by the AAA, and the other party shall, within 20 days after receipt of such notice, notify the party requesting arbitration of the name of an arbitrator it has selected from such list. The two arbitrators shall, within 20 days after notification of the identity of the second arbitrator, choose a third arbitrator. Except as otherwise determined by the arbiters, each party shall pay the fees and expenses of the arbitrator selected by it and one-half of the reasonable fees and expenses of the third arbitrator. All fees and expenses of each party incurred in connection with the arbitration shall be paid as determined by the arbitrators.

          (d)   The Commercial Arbitration Rules of the AAA and decisions by a majority of the arbitration panel shall determine the rules governing admissibility of evidence and the rules of procedure and discovery. The action of a majority of the arbitration panel shall govern all actions by the panel, and the arbitrators shall render their decision promptly but in no event more than 60 days after the conclusion of submission of evidence. The arbitration award shall be in writing and shall specify factual and legal basis for the award. The arbitration panel shall have the authority to award any remedy or relief that a court of the State of New York could order or grant, including specific performance of any obligation created under the Agreement, issuance of an injunction or money damages.

          (e)   It is expressly agreed that either party may seek injunctive relief or specific performance of the obligations hereunder in an appropriate court of law or equity pending an award in arbitration.

        Section 9.5 Representation by Counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived by each party.

        Section 9.6 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. The Agreement may not be assigned by any Shareholder without the prior written consent of the Purchaser. The Purchaser may not assign this Agreement without the prior written consent of the Shareholders; provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without such consent, but no such assignment will release the Parent from, or affect the Parent's obligations under, the Parent guaranty pursuant to Section 9.13 below. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement, except for the Purchaser and its Affiliates which are acknowledged to be third party beneficiaries and the Purchaser Indemnitees who are acknowledged to be third party beneficiaries under Article VIII.

        Section 9.7 Headings. The headings in the Articles, Sections, paragraphs, Exhibits, Annexes, Sections of the Disclosure Schedule and Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        Section 9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to the Purchaser, to:

    UTI Corporation
    200 West 7th Avenue
    Collegeville, PA 19426
    Attention: Stewart Fisher
    Fax: (610) 409-2470

    and to:

    KRG Capital Partners, LLC
    The Park Central Building
    1515 Arapahoe Street
    Tower One, Suite 1500
    Denver, CO 80202

    Attention: Bruce L. Rogers and Steven D. Neumann
    Facsimile: (303) 390-5015

    with a copy to:

    Hogan & Hartson L.L.P.
    1200 17th Street, Suite 1500
    Denver, Colorado 80202
    Attention: Christopher J. Walsh
    Telephone: (303) 899-7300
    Facsimile: (303) 899-7333

  (b)
  if to the Shareholders, to:

    Cesare Gagliardoni
    1, rue de Gemêts
    Le Millefiori, Apt 28 G 2
    Monte Carlo
    Monaco 98000

    Giancarlo Gagliardoni
    c/o Cedic s.r.l.
    Via Liberazigne, 63/9
    20068 Peschiera Borromeo
    Milan, Italy
    Ph. 011-39-02-5530-0174
    Fax 011-39-02-5530-1487

    CISA, Ltd.
    c/o The Ruchelman Law Firm
    Attn: Stanley C. Ruchelman, Attorney in Fact
    625 Madison Avenue
    New York, NY 10022

    with a copy, in the case of the Shareholders to:

    CMS Bureau Francis Lefebvre- New York
    712 Fifth Avenue
    New York, New York 10019
    Attn: Francine Alfandary, Esq.
    Telephone: (212) 246-8045
    Facsimile: (212) 246-2951

        Section 9.9 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 9.11 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        Section 9.12 Legal Fees and Expenses. In the event that any arbitration or legal action is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in said action or proceeding, in addition to any other relief to which such party may be entitled.

        Section 9.13 Parent Guaranty. The Parent hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, to the Shareholders the full and timely performance of all covenants and obligations of the Purchaser under this Agreement and the prompt payment by the Purchaser, if, as and when payable of any and all amounts and liabilities payable by the Purchaser arising out of this Agreement. The Parent hereby waives all defenses of a surety to which it may otherwise be entitled by statute or otherwise.

[SIGNATURE PAGES FOLLOW]

SIGNATURES

        IN WITNESS WHEREOF, the Purchaser has caused this Agreement to be signed by an authorized officer and each of the Shareholders has signed this Agreement as of the date first written above.

MEDICAL DEVICE MANUFACTURING,INC.
By:	/s/ ANDREW D.FREED Name: Andrew D. Freed Title: President & CEO
UTI CORPORATION
By:	/s/ ANDREW D. FREED Name: Andrew D. Freed Title: President & CEO
CISA, LTD.
By:	/s/ STANLEY C. RUCHELMAN Name: Stanley C. Ruchelman Title: Attorney-in-Fact
/s/ GIANCARLO GAGLIARDONI
Giancarlo Gagliardoni
/s/ CESARE GAGLIARDONI Cesare Gagliardoni

EXHIBIT AND ANNEX LIST

Exhibits
A.	Form of Escrow Agreement
B.	Form of Shareholders' US Counsel's Opinion
C.	Form of Shareholders' Mexican Counsel's Opinion
D.	Form of Non-Competition Agreement
E(1)-E(4).	Forms of Employment Agreements
F.	Form of Cedic Sourcing Agreement
G.	Current UTI Shareholder Agreement
H.	Current UTI Registration Rights Agreement
I.	Current Form of UTI Preferred Stock Subscription Agreement
J.	Form of UTI Amended and Restated Articles of Incorporation
K.	Terms of Employee Earn-Out
Annexes
I.	Companies Stock and Purchase Price Allocation

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  Exhibit 10.21
STOCK PURCHASE AGREEMENT Dated as of February 28, 2003 By and Among UTI CORPORATION, MEDICAL DEVICE MANUFACTURING, INC., (a wholly owned subsidiary of UTI Corporation) CISA, Ltd., and GIANCARLO GAGLIARDONI AND CESARE GAGLIARDONI